Exhibit 10.1

PUT OPTION AGREEMENT

dated as of June 24, 2014

between

IMS HEALTH INCORPORATED

and

CEGEDIM SA

TABLE OF CONTENTS

ARTICLE I INTERPRETATION		1

ARTICLE II PUT OPTION		1

ARTICLE III PURCHASE PRICE		2

ARTICLE IV EXERCISE OF THE PUT OPTION		2
4.1	Exercise Period	2
4.2	Expiration of Put Option	2
4.3	Further Provisions	2

ARTICLE V EXECUTION OF DRAFT MAA		3

ARTICLE VI INTERIM PERIOD		3
6.1	Conduct of Business	3
6.2	Merger Control	3

ARTICLE VII EXCLUSIVITY		3
7.1	Exclusivity Undertaking	3
7.2	Standstill Period	4

ARTICLE VIII INFORMATION/CONSULTATION PROCESS		4
8.1	Initiation of Information/Consultation Process	4
8.2	Offeror’s Assistance	4
8.3	Duties of Beneficiary	4

ARTICLE IX REPRESENTATIONS AND WARRANTIES OF THE PARTIES		5
9.1	Offeror’s Representations and Warranties	5
9.2	Beneficiary’s Representations and Warranties	6

ARTICLE X MISCELLANEOUS PROVISIONS		7
10.1	Confidentiality/Announcements	7
10.2	Transfer	7
10.3	Costs	7
10.4	Binding Provisions	8
10.5	Whole Agreement, Severability	8
10.6	Notices	9
10.7	Governing Law and Jurisdiction	10

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LIST OF EXHIBITS

Exhibit A	Draft Master Acquisition Agreement

Exhibit 4.3(b)	Exercise Letter

Exhibit 10.1(a)	Announcement

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PUT OPTION AGREEMENT

This Put Option Agreement (together with the Exhibits attached hereto, this “Agreement”) is made as of the 24th day of June, 2014, between IMS HEALTH INCORPORATED, a corporation organized under the Laws of Delaware having its registered office located 83 Wooster Heights Road, Danbury, Connecticut 060810, USA, registered with EIN number 06-1506026 (the “Offeror”), and Cegedim SA (the “Beneficiary”), a société anonyme organized under the Laws of France, having its registered office located 127/137 rue d’Aguesseau, registered with the Registry of Commerce of Nanterre under number 350 422 622, acting on its behalf and on behalf of the Seller Parties, for which it will procure (porte-fort) performance. Offeror and Beneficiary are referred to herein individually as “Party” or collectively as “Parties”.

WITNESSETH:

WHEREAS, Beneficiary is, amongst other activities, directly and through its direct and indirect Subsidiaries, engaged in the Business.

WHEREAS, Offeror wishes to purchase and acquire, directly and through certain of its Subsidiaries, the Business by purchasing and acquiring the shares in the Sold Companies and certain other assets, and assuming certain liabilities from Beneficiary (the “Contemplated Transaction”), each in accordance with the terms and subject to the conditions of the draft Master Acquisition Agreement attached as Exhibit A hereto (the “Draft MAA”).

WHEREAS, the purpose of this Put Option Agreement (the “Agreement”) is to set forth the terms and conditions under which Offeror is granting to Beneficiary a firm, irrevocable, unconditional and binding promise to acquire the Business from Beneficiary, at Beneficiary’s sole option in accordance with the procedures set out below and the terms and subject to the conditions set forth in the Draft MAA.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I

INTERPRETATION

Capitalized terms used herein and that are not otherwise defined shall have the meaning ascribed to such terms in the Draft MAA.

ARTICLE II

PUT OPTION

Under the terms and subject to the conditions set forth in this Agreement, Offeror hereby irrevocably and unconditionally grants to Beneficiary a binding promise to purchase and acquire directly or through its Designated Transferees (the “Put Option”), which Beneficiary may at its sole discretion elect to exercise, the Business by purchasing and acquiring the shares in the Sold Companies and certain other assets, and assuming certain liabilities from Beneficiary, each in accordance with the terms and subject to the conditions set forth in the Draft MAA.

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Beneficiary accepts the benefit of the Put Option as an option solely, without hereby undertaking to exercise it. It is expressly agreed by Offeror that this acceptance shall not constitute, in any manner whatsoever, an undertaking by Beneficiary to sell to Offeror any of the shares in the Sold Companies and those certain other assets as set forth in the Draft MAA, but that it shall only constitute an option to Beneficiary, exercisable in its sole discretion.

Offeror hereby expressly acknowledges that Beneficiary would not have announced the Contemplated Transaction if Offeror was not irrevocably and unconditionally bound to purchase the Business under the terms of this Agreement and the Draft MAA and consequently (i) irrevocably undertakes not to withdraw, revoke or modify the Put Option in any respect whatsoever without Beneficiary’s prior written consent and (ii) agrees to specific performance measures.

ARTICLE III

PURCHASE PRICE

In the event that the Put Option is exercised by Beneficiary, the Purchase Price shall be determined and paid in accordance with the Draft MAA.

ARTICLE IV

EXERCISE OF THE PUT OPTION

4.1	Exercise Period

Subject to the provisions of Sections 4.2 and 4.3 below, the Put Option shall be exercisable by Beneficiary during a period of thirty (30) days (the “Exercise Period”) as from the Consultation Completion Date (as defined in Section 8.1 below).

4.2	Expiration of Put Option

The Put Option shall remain in force during a period starting on the date hereof and ending at 11:59 pm (Paris time) on November 30, 2014 (the “Expiration Date”). The Put Option will automatically expire at 00:00 (Paris time) on the day immediately following the Expiration Date.

4.3	Further Provisions

(a)	Beneficiary shall be entitled to terminate at its own discretion at any time this Agreement, in which case Offeror shall be released from the Put Option, provided however, that Sections 7.1 (Exclusivity), 10.1 (Confidentiality), 10.3 (Costs) and 10.7 (Governing Law and Jurisdiction) shall survive until their respective expiration date, if any.

(b)	Beneficiary shall be entitled to exercise the Put Option, if not expired or terminated in accordance with paragraph (a) above, by sending to Offeror a letter indicating such exercise in the form attached hereto as Exhibit 4.3(b) (the “Exercise Letter”). The Put Option shall then be deemed to be exercised on the day of receipt by Offeror of the Exercise Letter and the Offeror shall then become irrevocably bound to sign the Draft MAA and implement the Draft MAA in accordance with its terms.

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(c)	In the event Beneficiary does not elect to exercise the Put Option on or before 11:59 pm (Paris time) on the Expiration Date, this Agreement shall terminate automatically and immediately on the Expiration Date, unless agreed otherwise in writing between the Parties hereto.

ARTICLE V

EXECUTION OF DRAFT MAA

Upon due exercise of the Put Option by Beneficiary, Offeror undertakes, on a date mutually agreed between the Parties which shall not be later than fifteen (15) days following the day of receipt by Offeror of the Exercise Letter, to execute the Draft MAA concurrently with its execution by Beneficiary.

ARTICLE VI

INTERIM PERIOD

6.1	Conduct of Business

From the date hereof until the earlier of (i) the date of execution by Offeror and Beneficiary of the Draft MAA, (ii) the date of termination of this Agreement in accordance with Section 4.3(a) and (iii) the Expiration Date (the “Put Option Period”), the Parties shall be bound by the terms provided under Section 7.1 of the Draft MAA, which shall apply mutatis mutandis during the Put Option Period.

6.2	Merger Control

The Parties agree that, notwithstanding the fact that the Put Option has not been exercised, the provisions of Section 7.3 of the Draft MAA will apply as from the date hereof.

ARTICLE VII

EXCLUSIVITY

7.1	Exclusivity Undertaking

Throughout the Standstill Period, Beneficiary undertakes not to, and to procure that its Affiliates and Mr. Jean-Claude Labrune and his Affiliates will not, directly or indirectly (i) solicit, entertain or encourage (including by providing information) any inquiries or proposals regarding, (ii) continue or enter into negotiations with respect to, or (iii) enter into any agreement or other understanding providing for, a (a) direct or indirect acquisition or purchase of any interest in, or business combination involving, the Business, or (b) any other transaction that would prevent or delay the Contemplated Transaction, in each case with a third-party; it being expressly acknowledged and agreed by Offeror that the provisions of this paragraph shall in no event prevent or delay the consummation by Beneficiary of the reorganization measures set forth in Section 2.1 of the Draft MAA.

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7.2	Standstill Period

For the purpose of this Agreement, “Standstill Period” shall mean the period commencing on the date hereof and expiring on the earlier of (i) the date of execution by Offeror and Beneficiary of the Draft MAA, and (ii) the Expiration Date.

ARTICLE VIII

INFORMATION/CONSULTATION PROCESS

8.1	Initiation of Information/Consultation Process

Beneficiary shall, and shall procure that the relevant Companies will, initiate within ten (10) Business Days as from the date hereof the information/consultation process of the following bodies (i) Comité d’entreprise de l’Unité Economique et Sociale Boulogne (France), (ii) Comité d’entreprise de l’Unité Economique et Sociale Montargis (France), (iii) Comité Empresa Barcelona (Spain), (iv) Comité Empresa Madrid (Spain), (v) Betriebsrat (Germany), (vi) Committee voor Veiligheid en Welzijn op het Werk (Belgium) and (vii) Ondernemingsraad (Netherlands) (the “Employees’ Representative Institutions”) with respect to the Contemplated Transaction (the “Information/Consultation Process”), with a view to obtain all the opinions of the Employees’ Representative Institutions (the “Consultation Completion Date”) as soon as reasonably possible after the date hereof.

8.2	Offeror’s Assistance

Offeror shall use reasonable best efforts to assist Beneficiary and the relevant Companies in connection with the Information/Consultation Process. In particular, Offeror shall (i) provide information reasonably requested by Beneficiary in relation to the Contemplated Transaction, and (ii) have an Offeror’s senior authorized representative appointed by Offeror to attend meetings with the Employees’ Representative Institutions, if so required by Beneficiary.

8.3	Duties of Beneficiary

As part of the Information/Consultation Process, Beneficiary shall (and shall procure that the relevant Companies shall):

(a)	provide Offeror with copies of each communication, submission, notification or filing to be sent to the Employees’ Representative Institutions (or to any adviser appointed by such Employees’ Representative Institutions) in connection with the Consultation Process with reasonable notice prior to sending or, in respect of each communication, submission, notification or filing received from the Employees’ Representative Institutions (or from any adviser appointed by the Employees’ Representative Institutions), promptly following such receipt;

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(b)	keep Offeror informed of the progress of the Information/Consultation Process and of any issues arising thereof at least on a weekly basis and, in any case, following each meeting with Employees’ Representative Institutions or their advisers (and respond promptly to Offeror’s reasonable enquiries in relation thereto); and

(c)	not give any undertaking or make any commitment or representation to the Employee Representative Institutions, unless Offeror has given its prior written consent to such undertaking, representation or commitment.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

9.1	Offeror’s Representations and Warranties

Offeror hereby represents and warrants to Beneficiary that:

(a)	it is a corporation validly existing under the laws of Delaware;

(b)	it has the power to execute this Agreement, the Draft MAA and each of the other transfer documents contemplated thereby, including for the avoidance of doubt the Ancillary Agreements, (the “Other Transaction Documents”) to which it is or will be a party, and to perform its obligations under each of them, and it has taken all action necessary to authorise such execution and the performance of such obligations;

(c)	this Agreement has been, and each of the Draft MAA and the Other Transaction Documents when executed will be, duly executed by Offeror and, in each case, constitutes the valid, binding and enforceable obligation of Offeror, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally;

(d)	except for the Merger Clearances and as set forth in Schedule 6.2(a) to the Draft MAA, no notices, reports or other filings are required to be made by Offeror or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Offeror or its Subsidiaries from, any Governmental Entity under any Laws or Permits, as a result of, in connection with, or as a condition to the execution of this Agreement, the Draft MAA and the Other Transaction Documents by Offeror and the consummation of the transactions contemplated hereby and thereby;

(e)

except as provided in Schedule 6.2(b) to the Draft MAA, the execution and performance of this Agreement, the Draft MAA and the Other Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) constitute or result in a breach or violation of, or a default (with or without notice, lapse of time or both) under, the

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Governing Documents of Offeror or any of its Subsidiaries, or (ii) conflict with or result in a breach or violation of, constitute a default under, result in the acceleration of any obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under, any agreement, Permit, instrument or other arrangement to which Offeror or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject;

(f)	except as provided in Schedule 6.2(c) to the Draft MAA, the execution and performance by Offeror of this Agreement, the Draft MAA and the Other Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby will not, constitute or result in any violation in any material respect of any Laws or Permits to which Offeror or any of its Subsidiaries is subject; and

(g)	it will (i) on the Signing Date have the capacity to fund the Estimated Purchase Price that will become payable on the Closing Date using cash and/or available credit lines, and (ii) on the Closing Date, have sufficient funds available to it to pay any amounts payable pursuant to the Draft MAA and the Other Transaction Documents and to effect the transactions contemplated hereby and thereby.

9.2	Beneficiary’s Representations and Warranties

Beneficiary hereby represents and warrants to Offeror that:

(a)	it is a société anonyme duly incorporated and validly existing under the Laws of France with the requisite power and authority to enter into and perform, and has taken all necessary corporate action to authorize the execution and performance of its obligations under, this Agreement;

(b)	this Agreement has been duly executed by Beneficiary and constitutes a valid, binding and enforceable obligation of Beneficiary, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally;

(c)	the execution by Beneficiary of this Agreement does not, and the performance of its obligations hereunder will not, (i) constitute or result in a breach or violation of, or a default (with or without notice, lapse of time or both) under, the Governing Documents of Beneficiary or any of its Subsidiaries, or (ii) conflict with or result in a breach or violation of, constitute a default under, result in the acceleration of any obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under, any agreement, Permit, instrument or other arrangement to which Beneficiary or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject;

(d)	the execution of this Agreement does not, and the performance of its obligations hereunder will not, constitute or result in any violation in any material respect of any Laws or Permits to which Beneficiary or any of its Subsidiaries is subject.

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ARTICLE X

MISCELLANEOUS PROVISIONS

10.1	Confidentiality/Announcements

(a)	Upon the execution of this Put Option Agreement, the Parties shall make an announcement in the respective form attached as Exhibit 10.1(a) hereto. Subject to Section 10.1(b) below, each Party shall (and shall procure that each of its respective Affiliates, and each of its and their respective advisers and connected persons, shall) not make any other announcement concerning the Contemplated Transaction or any related or ancillary matter.

(b)	Until the expiration of an twelve (12) months period as from the date of this Agreement, each Party agrees that all information provided or otherwise made available to it or any of its Representatives in connection with the transactions contemplated hereby, the Draft MAA and the Other Transaction Documents shall be confidential and may not be disclosed in any way without the prior written consent of the other Party (except for those information disclosed (i) in the announcements referred to in Section 10.1(a) above in the respective form attached as Exhibit 10.1(a) hereto, (ii) as part of the Information/Consultation Process, (iii) for purposes of the Merger Clearances, (iv) for the filing to be made by Beneficiary to the French Autorité des marchés financiers (“AMF”) pursuant to article 236-6 of the general rules of the AMF, (v) in announcements, disclosures or filings required by Law, including requirements by the AMF, the U.S. Securities and Exchange Commission, NYSE Euronext or the New York Stock Exchange and (vi) for any filings or disclosure to any Tax Authority). Nothing in this Section 10.1(b) shall limit or otherwise restrict (i) the applicability of any other confidentiality or similar provisions included in any of the Draft MAA and the Other Transaction Documents or any other agreement between the Parties. Notwithstanding the provisions of this Section 10.1(b) or any other provision of this Agreement, the Parties acknowledge and agree that all information disclosed or otherwise discovered by the Parties pursuant to this Section 10.1(b) shall be used solely for the purpose of evaluating the Contemplated Transaction and that no such information shall be used for any other purpose.

10.2	Transfer

None of the rights or obligations under this Agreement may be assigned or transferred without the other Party’s prior written consent.

10.3	Costs

Unless otherwise provided (in particular in the draft MAA), each Party shall bear the costs and expenses incurred by it in connection with the negotiation, preparation and implementation of this Agreement and the Contemplated Transaction.

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10.4	Binding Provisions

(a)	It is expressly understood and agreed that this Agreement constitutes a firm, irrevocable, unconditional and binding promise by Offeror to enter into the Draft MAA and otherwise consummate the Contemplated Transaction in accordance with the terms and conditions hereof and of the Draft MAA. Accordingly, Beneficiary shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement, and, in the event of a failure by Offeror to perform its obligations under this Agreement, Beneficiary may require specific performance of the sale of the shares in the Sold Companies and those certain other assets as described in the Draft MAA and of any other provision of this Agreement. Offeror hereby expressly waives the benefit of the provisions of Article 1142 of the French civil code and acknowledges and agrees to be responsible for all costs and expenses incurred by Beneficiary or its Affiliates in relation to such specific performance.

(b)	Similarly, Offeror shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement.

(c)	The provisions of Sections 10.1, 10.3 and 10.7 shall survive the termination or expiration of this Agreement, as shall any rights accruing hereunder prior to such termination or expiration, except upon signature of the Draft MAA by the Parties whereby all provisions of the Agreement shall be terminated.

10.5	Whole Agreement, Severability

(a)	This Agreement contains the whole agreement between the Parties relating to the transactions contemplated by it and supersedes all previous agreements, whether oral or in writing, between the Parties relating to these transactions. Furthermore, this Agreement may only be amended in writing and where such amendment is signed by both Parties.

(b)	Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent any provision of this Agreement is determined to be prohibited or unenforceable in any jurisdiction, the Parties agree to use reasonable efforts, and agree to cause their Subsidiaries to use reasonable efforts, to substitute one or more valid, legal and enforceable provisions that, insofar as practicable, implement the purposes of the prohibited or unenforceable provision.

(c)	The non-exercise by Beneficiary or Offeror of any right under this Agreement shall not in any manner be interpreted or deemed to be a waiver of the same or any other breach on any other occasion and shall not in any manner affect or weaken the right of that Party to exercise such right.

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10.6	Notices

All notices and communications hereunder shall be in writing and shall be deemed to have been received:

(a)	If delivered by hand against an acknowledgment of delivery, on its delivery date;

(b)	If sent by facsimile, on the next Business Day following the date of sending of such facsimile; or

(c)	If sent by registered mail with acknowledgment of receipt or by international courier service, on the third Business Day following the date of sending;

Provided that if, in accordance with the above provisions, any such notice or other communication would be deemed to have been received after 5.00 p.m. on a Business Day, such notice or other communication shall be deemed to have been received at 9.00 a.m. on the next Business Days.

(a)	If to Beneficiary, to

Cegedim SA

127-137, rue d’Aguesseau

92641 Boulogne-Billancourt

France

Attention: CEO

Copy: Legal director

Phone: +33 1 49 09 22 00

Fax: +33 1 49 09 24 62

with a copy (which shall not constitute notice) to:

Ashurst LLP

18, square Edouard VII

75009 Paris

France

Attention: Yann Gozal

Phone: +33 1 53 53 53 75

Fax: +33 1 53 53 53 54

(b)	If to Offeror, to:

IMS Health Incorporated

83 Wooster Heights Road

Danbury, CT 06810

USA

Attention: General Counsel

Phone: +1 203 448 4608

Fax: +1 203 448 4668

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with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

Rue de la Loi 57

1040 Brussels

Belgium

Attention: Jacques Reding

Phone: +32 2 287 2000

Fax: +32 2 231 1661

Such names and addresses may be changed by written notice to each Person listed above.

10.7	Governing Law and Jurisdiction

(a)	This Agreement shall be governed by and construed in accordance with the Laws of France (without regard to the choice of Law provisions thereof).

(b)	If there shall be any dispute, controversy or claim between the Parties arising out of, relating to, or connected with this Agreement (“Dispute”), the breach, termination or invalidity hereof, or the provisions contained herein or omitted herefrom, the Parties shall use their best efforts to resolve the matter on an amicable basis and in a manner fair and equitable to the Parties. If one Party notifies the other Party that a Dispute has arisen and the Parties to such Dispute are unable to resolve the Dispute within 30 (thirty) days from such notice, then the matter shall be referred to the chief executive officers of IMS and Cegedim, who shall act by mutual agreement on all such matters. No recourse to arbitration under this Agreement shall take place unless and until the chief executive officers of IMS and Cegedim have been unable to resolve the Dispute within 30 (thirty) days after the expiration of the 30 (thirty) day period referred to above.

(c)	All Disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by three arbitrators appointed in accordance with the said Rules. The place of arbitration shall be London (United Kingdom). The language of the arbitration shall be English.

(d)	Each Party shall nominate one arbitrator within 20 (twenty) Business Days after delivery of the request for arbitration. In the event a Party fails to nominate an arbitrator, upon request of either Party, such arbitrator shall instead be appointed by the ICC within 20 (twenty) Business Days of receiving such request. The two arbitrators appointed in accordance with the above provisions shall nominate the third arbitrator within thirty days of their appointment. If the first two appointed arbitrators fail to nominate a third arbitrator, then, upon request of either Party, the third arbitrator shall be appointed by the ICC within 20 (twenty) Business Days of receiving such request. The third arbitrator shall serve as Chairman of the Arbitral Tribunal.

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(e)	Except as may be required by applicable Law, stock exchange rules or court order, the Parties agree to maintain confidentiality as to all aspects of any arbitration, including its existence and results, except that nothing herein shall prevent any Party from disclosing information regarding such arbitration for purposes of proceedings to enforce this Section or to enforce the award or for purposes of seeking provisional remedies from a court of competent jurisdiction. The Parties further agree to obtain the arbitrators’ agreement to preserve the confidentiality of the arbitration.

(The next page is a signature page)

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Signed in Paris, on June 24, 2014 in two (2) originals.

For Offeror

/s/ James Berkshire

By:	James Berkshire

Title:	Attorney-in-Fact

For Beneficiary

/s/ Pierre Marucchi

By:	Pierre Marucchi

Title:	Managing Director

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EXHIBIT A

DRAFT MASTER ACQUISITION AGREEMENT

dated as of [•] 2014

between

IMS HEALTH INCORPORATED

and

CEGEDIM SA

TABLE OF CONTENTS

ARTICLE I SALE AND PURCHASE OF THE BUSINESS		1
1.1	Sale and Purchase of the Business	1
1.2	Designated Transferees; Seller Parties	2
1.3	Sale and Transfer Documentation	3
1.4	Purchase Price	3
1.5	Estimated Purchase Price	4
1.6	Closing Date Accounts and Adjustment of Estimated Purchase Price	4
1.7	Payments	8
1.8	Withholding	8
1.9	Purchase Price Allocation	9

ARTICLE II SEPARATION OF BUSINESS FROM SELLER’S GROUP		9
2.1	Reorganization Measures to be Implemented prior to Closing	9
2.2	Termination and Settlement of Cash Pooling	10
2.3	Termination of Affiliate Arrangements	10
2.4	Use of Seller’s Trademark and Domain Names	11
2.5	Insurance	11
2.6	Transitional Services	11
2.7	Licenses for Databases and Software	12
2.8	Services and Data Supply	12

ARTICLE III CLOSING AND TERMINATION		12
3.1	Closing	12
3.2	Closing Transactions and Deliveries	13
3.3	Inter-Conditionality	14
3.4	Termination	14
3.5	Effect of Termination	14

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER		15
4.1	Corporate Existence and Power of Seller	15
4.2	Consents; No Conflicts	16
4.3	Organization of the Companies	16
4.4	Sold Assets	17
4.5	Financial Statements	17
4.6	Property	18
4.7	Sufficiency of Assets	18
4.8	Litigation and Disputes	18
4.9	Employees	19
4.10	Employee Benefits	19
4.11	Intellectual Property	20
4.12	Software and IT Systems	20
4.13	Taxes	21
4.14	Absence of Certain Changes	21
4.15	Compliance with Laws	22
4.16	Data Protection	23
4.17	Insurance	23
4.18	Affiliate Interests	23
4.19	Suppliers and Customers	23
4.20	Brokers and Finders	24
4.21	Reliance	24
4.22	Update of Disclosure Schedules	24

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ARTICLE V ADDITIONAL DISCLOSURE BY SELLER		25
5.1	Organization of the Companies	25
5.2	Property	25
5.3	Employees	25
5.4	Employee Programs	26
5.5	Intellectual Property	27
5.6	Bank Accounts	29
5.7	Contracts and Commitments	29
5.8	Insurance	29
5.9	Suppliers and Customers	30
5.10	Tax	30
5.11	Update of Information	31

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER		31
6.1	Corporate Existence and Power	31
6.2	Consents; No Conflicts	32
6.3	Availability of Funds	32
6.4	Absence of Litigation	32
6.5	Brokers and Finders	33
6.6	Designated Transferees	33

ARTICLE VII CERTAIN COVENANTS AND AGREEMENTS		33
7.1	Conduct of Business Prior to the Closing Date	33
7.2	Best Efforts	36
7.3	Antitrust Notification and Procedures	36
7.4	Access to Information	38
7.5	Audited SEC Financial Statements	39
7.6	Notices of Developments	40
7.7	Replacement of Seller Guarantees	40
7.8	Public Announcement	40
7.9	Confidentiality	41
7.10	Employee Matters	41
7.11	Intellectual Property	43
7.12	Cooperation	45

ARTICLE VIII TAX MATTERS		46
8.1	Preparation and Filing of Tax Returns; Payment of Taxes	46
8.2	Cooperation on Tax Matters	47
8.3	Straddle Period	48
8.4	Value Added Taxes	49

ARTICLE IX NON-COMPETITION AND NON-SOLICITATION		50
9.1	Non-Competition	50
9.2	Non-Solicitation	50
9.3	Exceptions	51

ARTICLE X CLOSING CONDITIONS		51
10.1	Conditions to Each Party’s Obligations to Effect the Closing	51
10.2	Conditions to Obligations of Purchaser	52
10.3	Conditions to Obligations of Seller	52

ARTICLE XI INDEMNIFICATION		52
11.1	Indemnification by Seller	52

11.2	Indemnification by Purchaser	54
11.3	Certain Limitations	54
11.4	Survival	55
11.5	Claims for Indemnification	56
11.6	Notice and Opportunity to Defend	56
11.7	Effect of Investigation or Knowledge; Limitations on Liability; Other	58

ARTICLE XII DEFINITIONS AND INTERPRETATION		60
12.1	Definitions	60
12.2	Interpretation	72

ARTICLE XIII MISCELLANEOUS		72
13.1	Notices	72
13.2	Governing Law; Dispute Resolution	73
13.3	Headings	74
13.4	Entire Agreement	74
13.5	Amendment and Modification	75
13.6	Expenses; Taxes	75
13.7	Binding Effect, Benefits	75
13.8	Severability	75
13.9	Assignability	76
13.10	Specific Performance	76
13.11	Schedules	76

LIST OF EXHIBITS

Exhibit A	Description of the Business

Exhibit B	Carved out Activities

Exhibit 1.1(a)	Sold Companies

Exhibit 1.1(c)	Seller Parties, Sold Assets, Assumed Liabilities

Exhibit 1.3(a)	Form of Local SPA

Exhibit 1.3(b)	Form of Local APA

Exhibit 1.4(b)	Definition Cash and Financial Debt

Exhibit 1.4(c)	Definition Net Working Capital

Exhibit 1.6(a)	Accounting Principles

Exhibit 1.9	Purchase Price Allocation

Exhibit 2.1(a)	Reorganization Measures to be Implemented prior to Closing

Exhibit 2.2(a)	Cash Pool Companies, Structure of Local Cash Pools and Parent Cash Pools

Exhibit 2.3	Continuing Affiliate Arrangements

Exhibit 2.4(a)	Form of Trademark License Agreement

Exhibit 2.6(a)	IT Separation Services Agreement

Exhibit 2.6(b)	Transitional Services Agreement

Exhibit 2.6(c)	Printing Services Agreement

Exhibit 2.6(d)	Intercompany Services

Exhibit 2.7	Forms of License and Distribution Agreements

Exhibit 2.8(a)(i)	Template Certain for Data Supply and Services Agreements

Exhibit 2.8(a)(ii)	Terms sheets for Data Supply and Services Agreements

Exhibit 3.2(m)	Form of FIRPTA Statement

Exhibit 7.1	Seller’s Permissible Conduct Prior to Closing

Exhibit 7.3(a)	Jurisdictions for Merger Clearances

Exhibit 7.3(e)	Guidelines for Disposals

Exhibit 7.7	Seller Guarantees to be Replaced by Purchaser

Exhibit 7.8	Public Announcement

Exhibit 8.2(f)	Form of Exit Agreement

Exhibit 7.11(d)(A)	Certain Business Products

Exhibit 7.11(d)(B)	Certain Business Products

Exhibit 9.1	Scope of Seller’s Non-Compete Obligation

Exhibit 9.2	Scope of Seller’s Non-Solicitation Obligation

Exhibit 10.2(b)	Certain Minority Interests

Exhibit 11.5	Certain Indemnification Events

Exhibit 12.1(i)	Currency Exchange Rates

Exhibit 12.1(ii)	Specific Indemnity Event

EXHIBIT A

MASTER ACQUISITION AGREEMENT

This Master Acquisition Agreement (together with the Exhibits and Schedules attached hereto, this “Agreement”) is made as of the [•] day of [•], 2014, between IMS HEALTH INCORPORATED, a corporation organized under the Laws of Delaware having its registered office located 83 Wooster Heights Road, Danbury, Connecticut 060810, USA, registered with EIN number 06-1506026 (the “Purchaser”), and Cegedim SA, a société anonyme organized under the Laws of France, having its registered office located 127/137 rue d’Aguesseau, registered with the Registry of Commerce of Nanterre under number 350422622 (the “Seller”). Purchaser and Seller are referred to herein individually as “Party” or collectively as “Parties”.

WITNESSETH:

WHEREAS, as of the date hereof (the “Signing Date”), Seller is, amongst other activities, directly and through its direct and indirect Subsidiaries, engaged in the business described in Exhibit A (the “Business”).

WHEREAS, Seller Parties (as hereinafter defined) wish to sell and transfer the Business to Purchaser by selling and transferring the shares in the companies set forth in Exhibit 1.1(a) under the heading “Sold Companies” (collectively, the “Sold Companies”) and certain other assets and liabilities, and Purchaser wishes to purchase and acquire, directly and through certain of its Subsidiaries, the Business by acquiring the shares in the Sold Companies and certain other assets, and assuming certain liabilities from Seller Parties (as hereinafter defined), each subject to the terms and conditions set forth in this Agreement. The Sold Companies and their Subsidiaries set forth in Schedule 4.3(c) are referred to herein as the “Companies”.

WHEREAS, the assets and activities set forth in Exhibit B, which are to be carved out from the Companies prior to the Closing (the “Retained Assets”), shall not be deemed part of the defined terms “Business”, “Sold Companies” and “Companies”.

WHEREAS, Seller and Purchaser entered into a Put Option Agreement (the “Put Option Agreement”) dated June 24, 2014 (the “Put Option Date”), pursuant to which Purchaser granted to Seller Parties (as hereinafter defined) a firm and binding promise to acquire the Business from Seller Parties (as hereinafter defined), at Seller’s sole option, in accordance with the terms and subject to the conditions set forth therein. On [•] 2014, Seller exercised its put option.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I

SALE AND PURCHASE OF THE BUSINESS

1.1	Sale and Purchase of the Business

(a)	On the Closing Date, subject to the terms and conditions set forth in this Agreement, Seller shall, and shall procure that the relevant Seller Parties will, sell, assign and transfer, and Purchaser shall purchase and acquire, all of Seller’s and the relevant Seller Parties’ right, title and interest in and to the shares in the Sold Companies as set forth in Exhibit 1.1(a) (the “Shares”).

(b)	The Shares shall be sold free and clear of all Encumbrances other than Permitted Encumbrances, with economic effect as of the Closing Date and including the dividend rights to all profits not yet distributed by the Sold Companies on the Closing Date.

(c)	On the Closing Date, subject to the terms and conditions set forth in this Agreement, Seller shall procure that the Seller Parties set forth in Exhibit 1.1(c) sell, assign and transfer, and Purchaser shall (i) purchase and acquire all of such Seller Parties’ right, title and interest in and to the assets set forth in Exhibit 1.1(c) (the “Sold Assets”), and (ii) assume all of their obligations and liabilities set forth in Exhibit 1.1(c) (the “Assumed Liabilities”). The Sold Assets shall be sold free and clear of all Encumbrances other than Permitted Encumbrances.

1.2	Designated Transferees; Seller Parties

(a)	Purchaser shall be entitled to identify in writing one or more of its Subsidiaries (the “Designated Transferees”) which shall purchase and acquire any or all of the Shares and the Sold Assets and/or assume any or all of the Assumed Liabilities in lieu of Purchaser, by providing Seller with a written notification specifying the Designated Transferee(s) (including their registered office, identification number and all relevant information necessary to satisfy money laundering enquiries) and the respective Shares, Sold Assets and Assumed Liabilities (the “Acquisition Notice”), provided (i) such Acquisition Notice is received by Seller not less than twenty (20) Business Days prior to the Closing Date, (ii) such substitution has no detrimental effect to the Seller Parties under this Agreement, and (iii) Purchaser shall be jointly (solidairement) liable with the Designated Transferees for all obligations under this Agreement. Purchaser shall procure that the Designated Transferee(s) acquire the relevant Shares and/or Sold Assets, and assume the Assumed Liabilities, on the Closing Date.

(b)	For the avoidance of doubt, the Parties agree that Purchaser (i) shall remain liable for all its obligations arising under this Agreement, (ii) hereby irrevocably guarantees the fulfillment of any liabilities and obligations of the Designated Transferee(s) arising out of or in connection with the acquisition of the Shares and/or Sold Assets, and the assumption of the Assumed Liabilities, and (iii) shall be responsible for exercising all rights and remedies, if any, on behalf of any Designated Transferee.

(c)	Seller (i) hereby irrevocably guarantees the fulfillment of any liabilities and obligations of the Seller Parties arising out of or in connection with the sale and transfer of the Shares, the Sold Assets, and the Assumed Liabilities, and (ii) shall be responsible for exercising all rights and remedies, if any, on behalf of any other Seller Parties.

1.3	Sale and Transfer Documentation

(a)	The sale and transfer of the Shares shall be implemented pursuant to share purchase and transfer agreements to be executed between the relevant Seller Parties and Purchaser or a respective Designated Transferee (the “Local SPAs”) at Closing, substantially in the form attached as Exhibit 1.3(a), subject only to adjustments to reflect the mandatory requirements of local Law.

(b)	The sale and transfer of the Sold Assets and the assumption of the Assumed Liabilities shall be implemented pursuant to asset purchase and transfer agreements to be executed between the relevant Seller Parties and Purchaser or a respective Designated Transferee (the “Local APAs”; together with the Local SPAs, the “Local Transfer Agreements”) at Closing, substantially in the form attached as Exhibit 1.3(b), subject only to adjustments to reflect the mandatory requirements of local Law.

(c)	In the event of a conflict between this Agreement and a Local Transfer Agreement (in the form actually executed), the provisions of this Agreement shall prevail. Purchaser shall not exercise, and shall procure that no Designated Transferee exercises, any rights, or makes any claim, under any of the Local Transfer Agreement other than the claim for the transfer of title to the relevant Shares and Sold Assets or its registration and for the assumption of the Assumed Liabilities. Seller shall not exercise, and shall procure that the relevant Seller Parties do not exercise, any rights, or make any claim, under any of the Local Transfer Agreements other than the claim for payment of the purchase price as set forth in any such agreement.

1.4	Purchase Price

(a)	The purchase price payable by Purchaser as consideration for the sale and transfer of the Shares and the Sold Assets and for the assumption of the Assumed Liabilities shall be an amount of

EUR 385,000,000

(in words: Euro three hundred eighty-five million)

(i)	plus the Cash (it being specified that item 1(a) of the definition of “Cash” in Exhibit 1.4(b) shall not exceed the excess of (i) EUR 10,000,000 (ten million euros) over (ii) the amount of overdraft facilities);

(ii)	minus the Financial Debt;

(iii)	minus the Straddle Period Liability;

(iv)	plus the amount by which the Net Working Capital exceeds the Target Net Working Capital, or minus the amount by which the Net Working Capital falls short of the Target Net Working Capital;

(v)	minus the Revenue Adjustment Amount, if any

(such amount as determined in accordance with this Section 1.4(a), the “Purchase Price”).

(b)	“Cash” and “Financial Debt” shall mean the balance of the line items set out in Exhibit 1.4(b) for the Business, in each case existing at the Closing Date, determined on the basis of the Closing Date Accounts and to the extent not included in the definition of Net Working Capital.

(c)	“Net Working Capital” shall mean the balance of the line items set out in Exhibit 1.4(c) for the Business, in each case existing at the Closing Date, determined on the basis of the Closing Date Accounts and to the extent not included in the definition of Cash or Financial Debt.

(d)	In the event that the sum of the Adjusted 2014 Revenue of the Business and the Net Proceeds amounts to less than EUR 415,000,000 but not less than EUR 390,000,000, the “Revenue Adjustment Amount” shall be equal to the difference between EUR 415,000,000 and the sum of the Adjusted 2014 Revenue of the Business and the Net Proceeds. In the event that the sum of the Adjusted 2014 Revenue of the Business and the Net Proceeds amounts to less than EUR 390,000,000, the “Revenue Adjustment Amount” shall be equal to the sum of (i) EUR 25,000,000, and (ii) 1.5 (in words: one point five) times the difference between EUR 390,000,000 and the sum of the Adjusted 2014 Revenue of the Business and the Net Proceeds.

(e)	No item shall be taken into account twice for the purposes of calculations made in accordance with this Section 1.4 and, to the extent taken into account in the determination of the Purchase Price, it shall not be taken into account in the determination of any Losses in accordance with Article XI.

1.5	Estimated Purchase Price

No later than five (5) Business Days prior to the Closing Date, Seller shall provide to Purchaser a good faith estimate of the Purchase Price (taking into account (i) the Interim Revenue Adjustment Amount if not all Disposals have been completed prior to such date, or (ii) the Revenue Adjustment Amount if all Disposals are completed by such date) calculated in accordance with Section 1.4 (the “Estimated Purchase Price”) together with the estimated figures for the respective line items underlying such calculation. On the Closing Date, Purchaser shall pay to Seller an amount equal to the Estimated Purchase Price.

1.6	Closing Date Accounts and Adjustment of Estimated Purchase Price

(a)

As soon as reasonably practicable after the Closing Date, but not later than ninety (90) Business Days thereafter, Purchaser shall prepare and deliver to Seller (i) combined financial statements of the Business including (x) a combined balance sheet of the Business as of the Closing Date, and (y) a combined revenue statement of the Business as of the Closing Date (the “Closing Date Accounts”), and (ii) on the basis of the Closing Date Accounts, its reasonably detailed calculations of the Cash, the Financial Debt, the Net Working Capital, the Disposed Revenue for each Disposed Business, the

Interim Revenue Adjustment Amount or the Revenue Adjustment Amount, as the case may be, the Straddle Period Liability (including the details of calculation of each relevant Tax) and the resulting adjustments to the Estimated Purchase Price (together with supporting documentation) (the “Financial Information”). The Closing Date Accounts shall be prepared in accordance with (i) IFRS and (ii) the accounting policies attached as Exhibit 1.6(a) to the extent they are compliant with IFRS, in each case consistent with past practice of the Business (the “Accounting Principles”). Upon reasonable advance notice, Seller shall grant Purchaser reasonable access to all relevant documents and information in possession of the Seller Parties that are required for Purchaser to prepare the Closing Date Accounts, to the extent such documents and information are not available to Purchaser or the Companies.

(b)	If and to the extent Seller disagrees with the Closing Date Accounts and/or the Financial Information, Seller may, within ninety (90) Business Days after receipt of the Closing Date Accounts, deliver a notice to Purchaser setting forth its disagreement with the Closing Date Accounts and/or the Financial Information (“Notice of Disagreement”). Any such Notice of Disagreement shall specify, in reasonable detail, those items or amounts as to which Seller disagrees and the reasons for such disagreement together with the underlying documentation, and Seller shall be deemed to have accepted all other items or amounts contained in the Closing Date Accounts and the Financial Information delivered by Purchaser pursuant to Section 1.6(a). If and to the extent Seller has delivered a Notice of Disagreement, Sections 1.6(c) through 1.6(i) shall apply. Purchaser (i) expressly acknowledges and agrees that Seller may be assisted by its Representatives in its review of the Closing Date Accounts and/or the Financial Information and in its drafting, as the case may be, of any Notice of Disagreement, and (ii) shall, and shall procure that the Designated Transferees will, upon Seller’s request, without undue delay, afford Seller and Seller’s Representatives reasonable access to all applicable documents, books, records, data, working papers, files, other information and Purchaser’s Representatives which were involved in the preparation of the Closing Date Accounts and the Financial Information.

(c)	The Parties shall, during the twenty (20) Business Day period following the delivery of a Notice of Disagreement (or any other period of time agreed upon between the Parties), use all reasonable efforts to reach an agreement on the disputed items or amounts. If and to the extent that, during such period, the Parties are unable to reach such agreement, either Party may refer the remaining differences to the Independent Auditor.

(d)	The Independent Auditor shall perform such procedures as it considers appropriate to form an independent opinion on the amounts and components of the Notice of Disagreement that were not agreed upon between the Parties in accordance with Section 1.6(c) (the “Disputed Amounts”), provided, however, that (i) only those matters specifically raised in the Notice of Disagreement shall be opined upon by the Independent Auditor, and (ii) with respect to each matter that is quantifiable, the amount finally determined by the Independent Auditor shall be not higher than the highest nor lower than the lowest of the amounts respectively put forward by Purchaser and Seller. In making its final determination, the Independent Auditor shall apply the Accounting Principles and the rules set forth in this Agreement.

(e)	If the Independent Auditor does not accept its appointment or cannot carry out its duties, Seller and Purchaser shall promptly agree on one of the replacement Independent Auditors and, failing to agree, either Seller and Purchaser may, at any time, request the President of the Paris Commercial Court (tribunal de commerce) to appoint any replacement Independent Auditor the President of the Commercial Court deems fit.

(f)	Purchaser shall provide the Independent Auditor with a briefing paper as to the Disputed Amounts, and shall simultaneously provide a copy of such briefing paper to Seller, no later than twenty (20) Business Days following appointment of the Independent Auditor. Seller shall have the opportunity to provide a response to the Independent Auditor within twenty (20) Business Days of receiving Purchaser’s briefing paper, which response shall also be simultaneously provided to Purchaser. To the extent that either Seller or Purchaser so request, the Independent Auditor shall give Seller and Purchaser the opportunity to present their arguments orally (alone or with counsel or experts of their choice) at a joint hearing. Subject to the request of the Independent Auditor, no further information shall be provided by Seller or Purchaser to the Independent Auditor regarding such Disputed Amounts. Seller and Purchaser shall use their best efforts to cause the Independent Auditor to issue a reasoned report setting forth the final determination of the subject of the dispute within seventy-five (75) Business Days from the date of the appointment of the Independent Auditor.

(g)	The Independent Auditor’s final determination as to all disputed items shall (in the absence of manifest error) be a final and binding third party decision.

(h)	Each of Seller and Purchaser shall use its respective best efforts to ensure that their Subsidiaries and representatives fully cooperate with the Independent Auditor, including granting reasonable access to all applicable documents, books, records, data, working papers, files, other information and staff upon reasonable advance notice. Each of Seller and Purchaser shall have reasonable access to all information used by the Independent Auditor in reaching its determination hereunder.

(i)	The fees and expenses, if any, of the Independent Auditor shall be borne by Seller and Purchaser in inverse proportion to their respective success on the merits, and such allocation of fees and expenses shall be calculated by the Independent Auditor and shall be conclusive and binding on Seller and Purchaser.

(j)

For the purpose of the calculation of the Purchase Price, the Financial Information shall be the relevant amounts communicated by Purchaser pursuant to Section 1.6(a) or, with respect to the Revenue Adjustment Amount in the event not all Disposals required to be made pursuant to Section 7.3(e) have been completed on or prior to the Closing Date, pursuant to Section 1.6(m), if and to the extent no Notice of Disagreement with respect thereto is delivered pursuant to Section 1.6(b) or, as applicable, Section 1.6(n). If and to the extent a Notice of Disagreement is delivered, the amounts as agreed by Purchaser and Seller or, in the absence of such agreement, shown in the Independent Auditor’s calculation delivered pursuant to Section 1.6(d) or, as applicable, Section 1.6(n) shall be the relevant amounts.

(k)	If the calculation of the Purchase Price in accordance with Section 1.4 and this Section 1.6 results in an amount exceeding the Estimated Purchase Price (the “Positive Adjustment Amount”), Purchaser shall pay to Seller such excess amount. If it results in an amount falling short of the Estimated Purchase Price, Seller shall pay to Purchaser such shortfall (“Negative Adjustment Amount”). The Negative and Positive Adjustment Amount shall bear interest from the Closing Date (or, with respect to the Revenue Adjustment Amount the day the adjustment falls due according to Section 1.6(o) below) at the Interest Rate.

(l)	Payment of the Positive Adjustment Amount by Purchaser or the Negative Adjustment Amount by Seller, as the case may be, shall become due and payable:

(i)	where no Notice of Disagreement has been served in accordance with Section 1.6(b), within ten (10) Business Days after the expiry of the ninety (90) Business Days period from delivery of the documents referred to in Section 1.6(a); or

(ii)	where a Notice of Disagreement has been served in accordance with Section 1.6(b), within ten (10) Business Days after the agreement between the Parties as to all disputed items or amounts pursuant to Section 1.6(c) or, where no such agreement has been reached, after the delivery of a written report of final determination by the Independent Auditor pursuant to Section 1.6(d).

(m)	In the event not all Disposals required to be made pursuant to Section 7.3(e) have been completed on or prior to the Closing Date, Purchaser shall as soon as practicable after (i) completion of all Disposals required to be made pursuant to Section 7.3(e), or (ii) the expiration of the 18-month period referred to in Section 7.3(f), but in any event no later than ten (10) Business Days thereafter, prepare and deliver to Seller on the basis of the Closing Date Accounts and the Financial Information its reasonably detailed calculation of the Revenue Adjustment Amount (if any) and the resulting adjustment to the Estimated Purchase Price (the “Revenue Adjustment Notice”).

(n)	The Parties expressly acknowledge and agree that Sections 1.6(b) through 1.6(j) shall apply mutatis mutandis for the determination of the Net Proceeds and the resulting adjustment to the Estimated Purchase Price as from the receipt of the Revenue Adjustment Notice by Seller.

(o)

In the event (i) not all Disposals required to be made pursuant to Section 7.3(e) have been completed on or prior to the Closing Date, and (ii) the Revenue Adjustment Amount determined in accordance with Section 1.4 and this Section 1.6 is different from the Interim Revenue Adjustment Amount, then such difference shall be owed (x) by Seller to Purchaser if the Interim Revenue Adjustment Amount is higher than the Revenue Adjustment Amount, or (y) by Purchaser to Seller if the Interim Revenue Adjustment Amount is lower than the Revenue Adjustment Amount, and the payment obligation shall become due and payable:

(i)	where no Notice of Disagreement has been served in accordance with Sections 1.6(b) and 1.6(n), within 10 Business Days after the expiry of the 90 Business Days period from delivery of the Revenue Adjustment Notice to Seller; or

(ii)	where a Notice of Disagreement has been served in accordance with Sections 1.6(b) and 1.6(n), within 10 Business Days after the agreement between the Parties as to all disputed items or amounts pursuant to Sections 1.6(b) and 1.6(n), or, where no such agreement has been reached after the delivery of a written report of final determination by the Independent Auditor pursuant to Sections 1.6(b) and 1.6(n).

1.7	Payments

(a)	For the avoidance of doubt, Purchaser’s payment of the Purchase Price shall discharge the Designated Transferees from their obligations to pay an (adjusted) purchase price under the Local SPAs and the Local APAs.

(b)	Except as explicitly provided otherwise in this Agreement, any other payment obligation under this Agreement shall be immediately due and payable.

(c)	Except as explicitly provided otherwise in this Agreement, each of the Parties shall pay interest on any amounts becoming due and payable to the other Party under this Agreement as from (but not including) the respective due date until (and including) the respective day of payment at the Interest Rate.

(d)	All payments by Purchaser to Seller under this Agreement shall be made by Purchaser free and clear of costs and charges by way of wire transfer to be credited on the same day to the bank account of Seller to be named not later than ten (10) Business Days prior to their respective due date (herein “Seller’s Bank Account”).

(e)	All payments by Seller to Purchaser under this Agreement shall be made by Seller free and clear of costs and charges by way of wire transfer to be credited on the same day to the bank account of Purchaser to be named not later than ten (10) Business Days prior to their respective due date (herein “Purchaser’s Bank Account”).

1.8	Withholding

Purchaser shall be entitled to deduct and withhold from the Purchase Price any amounts it is required to deduct and withhold by applicable Law relating to capital gain realized by the relevant Seller Party, including, without limitation, in Brazil. To the extent that these amounts are so withheld and paid to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made.

1.9	Purchase Price Allocation

The Parties agree to an allocation of the Purchase Price among the Sold Companies and certain other assets and liabilities as set out in Exhibit 1.9. The Parties agree not to take any position before any Tax Authority that is inconsistent with such allocation as finally determined unless required to do so by applicable Law.

ARTICLE II

SEPARATION OF BUSINESS FROM SELLER’S GROUP

2.1	Reorganization Measures to be Implemented prior to Closing

(a)	Exhibit 2.1(a) sets forth the reorganization measures implemented as of the Put Option Date and those Seller undertakes to implement prior to Closing or any other date set out in Exhibit 2.1(a) with regard to the separation of the Business from the other business activities of Seller and its Affiliates. Seller shall provide Purchaser with drafts of all the legal documentation for the implementation of such reorganization measures and, upon Purchaser’s request, the Parties shall negotiate such legal documentation in good faith, it being understood and agreed that such documentation shall not include any additional representations, warranties or covenants not expressly set forth in this Agreement. It is further agreed that the Purchaser shall be entitled to attend meetings with the contribution auditor appointed in connection with the contribution of the Seller’s assets to French NewCo that are relating to the valuation of the assets contributed. In addition, it is agreed that the Seller Parties and their Subsidiaries shall use their best efforts and shall be entitled to take all appropriate measures, after consulting with Purchaser if such measures are not distribution of dividends, interim dividends, distribution of reserve or premium, share capital reduction, to ensure that the level of Cash be as low as possible.

(b)	In the event that the transfer of any assets or agreements in the reorganization measures pursuant to Section 2.1(a) requires the consent of any counterparty or other third party, Seller shall use reasonable best efforts to obtain such consent. As long as such consent is not obtained, the Parties shall cooperate in any reasonable and mutually acceptable arrangement (to the extent permitted under the terms of the relevant asset or agreement) in order to put Purchaser economically in the same position it would have been in had such consent been obtained by the Closing, including any subcontracting, sub-licensing or sub-leasing to Purchaser or any enforcement by Seller of any rights under the relevant asset or agreement for the benefit and account of Purchaser with no liability for Seller as a result of such arrangement.

2.2	Termination and Settlement of Cash Pooling

(a)	The Companies set forth in Exhibit 2.2(a) (the “Cash Pool Companies”) have entered into centralized cash management agreements with (i) Seller, and (ii) certain of Seller’s other Subsidiaries that are not Companies (the “Cash Pool Subsidiaries”). Seller, the Cash Pool Companies and the Cash Pool Subsidiaries maintain with certain banks corresponding cash pool arrangements pursuant to which (i) certain Cash Pool Companies and, in some instances, Cash Pool Subsidiaries pool on a local basis the balances of their bank accounts on bank accounts of a Cash Pool Company or a Cash Pool Subsidiary (“Local Cash Pools”), and (ii) certain Cash Pool Companies pool the balances of their bank accounts on bank accounts of Seller or of Cegedim Belgium (“Parent Cash Pools”). The structure of the Local Cash Pools and the Parent Cash Pools is set out in Exhibit 2.2(a).

(b)	In order to provide for a smooth transition of the Business to Purchaser, Seller shall continue (i) the Local Cash Pools until Closing, and (ii) the Parent Cash Pools until no later than the first (1st) Business Day prior to Closing, provided, however, that it shall procure that any Local Cash Pool arrangement with any Cash Pool Subsidiaries shall be terminated and settled as soon as possible after the Signing Date.

(c)	As of the end of the first (1st) Business Day prior to the Closing Date, Seller shall procure that the Parent Cash Pools be terminated, and that any outstanding borrowings and lendings between Seller and a particular Cash Pool Company (including interest thereon) shall be netted. If the resulting balance corresponds to a receivable of the respective Cash Pool Company against Seller, this shall be referred to as “Cash Pool Payable”. If the resulting balance corresponds to a receivable of Seller against the respective Cash Pool Company, such balance shall be referred to as “Cash Pool Receivable”.

(d)	Seller shall procure that, by the end of the first (1st) Business Day prior to the Closing Date, the relevant Cash Pool Companies fully settle any and all Cash Pool Receivables by making corresponding payments to Seller.

(e)	Seller shall, by the end of the first (1st) Business Day prior to the Closing Date, fully settle any and all Cash Pool Payables by making corresponding payments to the relevant Cash Pool Companies.

2.3	Termination of Affiliate Arrangements

Seller shall, and shall procure that its Affiliates (including the Companies) will, terminate and settle all transactions, agreements, arrangements, understandings, obligations, liabilities or claims between Seller and its Affiliates (other than the Companies), on the one hand, and the Companies, on the other hand, effective as of the Closing Date at the latest, except for those transactions, agreements, arrangements, understandings, obligations, liabilities or claims set forth in Exhibit 2.3 or expressly to be entered into or continued pursuant to the provisions of Article I through Article III hereof.

2.4	Use of Seller’s Trademark and Domain Names

(a)	At the Closing, Seller and Purchaser shall enter into a license agreement substantially in the form of Exhibit 2.4(a) (the “Trademark License Agreement”).

(b)	Furthermore, for a period of five (5) years following the Closing Date, Seller shall not use, nor grant any third party the right to use, the Marks, including in domain names, in each case solely in connection with the products and services of the Business and any competing products or services.

2.5	Insurance

(a)	Seller undertakes to transfer to Purchaser and/or the Companies, or procure the transfer to Purchaser and/or the Companies of, the benefit of the Seller Parties’ existing insurance policies insuring the Business and/or the Companies with respect to any events occurring on or before the Closing Date, to the fullest extent permitted under the relevant insurance policies.

(b)	Seller shall, and shall procure that the relevant Seller Parties will, cooperate with Purchaser and the Companies and use reasonable best efforts to assist them in the filing of any claims under any insurance policy of a Seller Party in relation to the Business and/or the Companies.

(c)	Purchaser shall procure that the Business, the Companies, their assets and operations are covered, with effect as from the Closing Date and for as long as the relevant liabilities set forth in Section 11.1 survive in accordance with Section 11.4, by the relevant IMS group insurance policies with respect to any events occurring on or before the Closing Date that are not covered by the insurance policies mentioned in Section 2.5(a).

2.6	Transitional Services

(a)	On the Signing Date, Seller and Purchaser shall enter into an IT separation services agreement substantially in the form of Exhibit 2.6(a) (the “IT Separation Services Agreement”).

(b)	At the Closing, Seller and Purchaser shall enter into a transitional services agreement for the provision of transitional services substantially in the form attached hereto as Exhibit 2.6(b) (the “Transitional Services Agreement”).

(c)	At the Closing, Seller or any of its Subsidiaries and Purchaser or any of its Subsidiaries (including, for the avoidance of doubt, the Companies) shall enter into a printing services agreement for the provision of printing and certain other services implementing the term sheet attached hereto as Exhibit 2.6(c) (the “Printing Services Agreement”).

(d)	Seller shall propose to the Companies to continue providing the services set forth in Exhibit 2.6(d) for a period of twelve (12) months after Closing under terms and conditions (including with respect to pricing) substantially identical to those provided until the date hereof, it being understood that should the Companies fail to accept providing any such service within one week following a formal request, Seller shall be free to use a third party provider.

2.7	Licenses for Databases and Software

At the Closing, Seller or any of its Subsidiaries and Purchaser or any of its Subsidiaries (including, for the avoidance of doubts, the Companies) shall enter into (i) a license agreement for the OneKey database (the “OneKey License Agreement”), (ii) a license agreement for the MyIT software (the “MyIT License Agreement”), (iii) a license agreement for the Reportive software (the “Reportive License Agreement”), (iv) a distribution agreement for the Docnet products (the “Docnet Distribution Agreement”), each substantially in the form of Exhibit 2.7.

2.8	Services and Data Supply

(a)	Seller or any of its Subsidiaries offer to Purchaser or any of its Subsidiaries (including, for the avoidance of doubts, the Companies) to enter, as from Closing, into (A) services and data supply services using the template set forth in Exhibit 2.8(a)(i) implementing the term sheets attached hereto as Exhibit 2.8(a)(ii) and (B) a distribution agreement for Kadrige products (collectively, the “Offered Data Supply and Services”).

(b)	Should Purchaser or its Subsidiaries (including, for the avoidance of doubts, the Companies) decide to enter into any Offered Data Supply and Services, the Parties shall discuss in good faith the remaining terms of such services with a view to enter into binding agreements on the Closing Date.

ARTICLE III

CLOSING AND TERMINATION

3.1	Closing

The closing of the transactions provided herein (the “Closing”) shall take place on the first calendar day of the month following the month during which all the conditions pursuant to Article X have been satisfied or waived, as applicable, unless all such conditions are fulfilled less than five (5) Business Days before the first day of the relevant month, in which case the Closing Date shall be the first calendar day of the following month, unless otherwise agreed; provided, in each case, that if such first day is not a Business Day, the Closing shall take place on the Business Day immediately preceding, but shall be effective on, such first calendar day; and provided further that the Closing shall not take place earlier than April 1, 2015. “Closing Date” shall mean 00:00am Central European Time on the date on which the Closing is effective. The Closing shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, 12 Rue de Tilsitt, 75008 Paris, France.

3.2	Closing Transactions and Deliveries

On the Closing Date:

(a)	Purchaser shall pay an amount equal to the Estimated Purchase Price into Seller’s Bank Account (such payment to occur immediately before the transfer of the Shares and the Sold Assets);

(b)	The relevant Seller Parties, on the one hand, and Purchaser and/or its Designated Transferee(s), on the other hand, shall enter into the Local SPAs (such execution to occur immediately after receipt by Seller of evidence that the Estimated Purchase Price has been paid);

(c)	The relevant Seller Parties, on the one hand, and Purchaser and/or its Designated Transferee(s), on the other hand, shall enter into the Local APAs; (such execution to occur immediately after receipt by Seller of evidence that the Estimated Purchase Price has been paid)

(d)	Seller and Purchaser shall execute the Trademark License Agreement;

(e)	Seller and Purchaser shall execute the Transitional Services Agreement;

(f)	Seller or any of its Subsidiaries and Purchaser or any of its Subsidiaries (including, for the avoidance of doubt, the Companies) shall enter into the Printing Services Agreement;

(g)	Seller and Purchaser, or any of their Subsidiaries, shall execute the OneKey License Agreement;

(h)	Seller and Purchaser, or any of their Subsidiaries, shall execute the MyIT License Agreement;

(i)	Seller and Purchaser, or any of their Subsidiaries, shall execute the Reportive License Agreement;

(j)	Seller and Purchaser, or any of their Subsidiaries shall, to the extent they so decide, execute binding agreements in connection with all or part of the Offered Data Supply and Services;

(k)	Purchaser shall deliver written evidence that the Merger Clearances in all jurisdictions in which pre-closing Merger Clearances are mandatory have been obtained (which may be a certificate signed by Purchaser’s officer if such Merger Clearances result from the lapsing of a time period), unless such evidence has already been delivered by Purchaser prior to Closing pursuant to Section 7.3(a)(iv);

(l)	Seller shall deliver to Purchaser a properly executed statement pursuant to Treasury Regulations Section 1.1445-2(c)(3) substantially in the form attached as Exhibit 3.2(m), dated as of the Closing Date;

(m)	To the extent Seller has not delivered them prior to the Closing Date, Seller shall provide to Purchaser copies of the SEC Financial Statements for the financial years ending December 31, 2012, December 31, 2013 and December 31, 2014, each duly audited in accordance with U.S. generally accepted auditing standards, together with the respective audit reports by Mazars and Grant Thornton or any other independent accountant; and

(n)	The Parties shall execute all other instruments and documents and otherwise take all actions as shall be necessary or required under applicable Law and this Agreement to transfer the Shares and the Sold Assets and complete the assumption of the Assumed Liabilities and any other transactions described herein.

3.3	Inter-Conditionality

(a)	All actions required to be taken on the Closing Date pursuant to Section 3.2 shall be considered to take place simultaneously, and no delivery of any document will be deemed complete until all transactions and deliveries of documents required pursuant to Section 3.2 are completed. Title to the Shares and to the Sold Assets shall not be transferred and Purchaser shall have no property rights or interest in the Shares and in the Sold Assets unless and until all actions required to be taken pursuant to Section 3.2 actually take place.

(b)	If any Party fails to take the actions required to be taken by it on the Closing Date pursuant to Section 3.2, it being acknowledged by Purchaser that, following issuance of announcement of the transactions contemplated herein on the Put Option Date, the Business may be materially harmed as a result of the absence of Closing, then any actions already taken pursuant to Section 3.2 by either Party shall be deemed never to have been taken and, to the extent appropriate, steps to reverse such actions shall be taken, including the reimbursement of any sums already paid, without prejudice for the non-breaching Party’s right to seek specific performance and/or claim for damages.

3.4	Termination

Anything contained in this Agreement (other than in this Section 3.4) to the contrary notwithstanding, this Agreement may be terminated in writing at any time prior to the Closing:

(a)	by the mutual written agreement of Purchaser and Seller;

(b)	by Seller, if the Closing shall not have been consummated by the Drop Dead Date; or

(c)	by Purchaser, if Seller shall have breached or failed to perform in any material respect any of its obligations under Section 10.2(b), and such breach or failure is incapable of being cured by Seller, or is not cured by Seller within thirty (30) days following receipt of written notice from Purchaser of such breach or failure to perform.

3.5	Effect of Termination

In the event of termination of this Agreement by either Purchaser or Seller as provided in Section 3.4, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party, other than the provisions of this Section 3.5, Section 7.8 and Section 7.9 and Article XIII, which provisions shall survive such termination, and except to the extent that such termination results from the willful or intentional breach by a Party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case such termination shall not relieve any Party of any liability or damages resulting from such breach of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants, subject to any limitations contained in this Agreement, in particular the remedies set out in Article XI below, and except as otherwise set forth or cross-referenced in the relevant Schedule, that the statements set forth in Sections 4.1 through 4.19 are true and correct as of the Put Option Date and the Closing Date, or as of any other date explicitly referred to below, and acknowledges and confirms that Purchaser is relying upon the following representations and warranties in entering into this Agreement and purchasing the Shares and the Sold Assets and assuming the Assumed Liabilities.

4.1	Corporate Existence and Power of Seller

(a)	Seller is a société anonyme duly incorporated and validly existing under the Laws of France and has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted.

(b)	None of the Seller Parties is insolvent, nor has any Seller Party been within the past five (5) years involved in any insolvency or bankruptcy proceedings, requests or filings, or any bankruptcy reorganization, as the case may be, and there were and are no insolvency or bankruptcy proceedings, or any bankruptcy reorganization, as the case may be, by any Person pending or threatened in writing against any Seller Party, nor are there requests or filings which may reasonably be expected to lead to such insolvency or bankruptcy proceedings.

(c)	As of the Signing Date and the Closing Date, each Seller Party has all requisite power and authority to enter into this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. As of the Signing Date and the Closing Date, the execution and performance of this Agreement and the Ancillary Agreements by any Seller Party and the consummation by any Seller Party of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or similar action.

(d)	This Agreement has been, and the Ancillary Agreements when executed will be, duly executed by the respective Seller Party and, in each case, constitutes the valid, binding and enforceable obligation of the respective Seller Party, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally.

4.2	Consents; No Conflicts

(a)	Except the Merger Clearances or as set forth in Schedule 4.2(a) hereto, no notices, reports or other filings are required to be made by Seller or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller or its Subsidiaries from, any Governmental Entity under any Laws or Permits, as a result of, in connection with, or as a condition to the execution of this Agreement and the Ancillary Agreements by Seller and the consummation of the transactions contemplated hereby and thereby.

(b)	Except as provided in Schedule 4.2(b), the execution and performance of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not, constitute or result in a breach or violation of, or a default (with or without notice, lapse of time or both) under, the Governing Documents of Seller or any of its Subsidiaries.

(c)	Except as provided in Schedule 4.2(c), the execution and performance of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not, constitute or result in any violation in any material respect of any Laws or Permits to which Seller or any of its Subsidiaries are subject.

4.3	Organization of the Companies

(a)	Except as set forth in Schedule 4.3(a), each of the Companies is duly organized and validly existing under the Laws of its jurisdiction of incorporation, and it is not the subject of any judicial composition proceedings, bankruptcy proceeding or any similar action or any judgment or shareholders’ resolution of dissolution, and no facts exist that would result in the occurrence of any such event.

(b)	Each of the Companies has the corporate power and authority to carry on its business as currently conducted and any business activities to be transferred to it pursuant to Section 2.1. Each of the Companies is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

(c)	Schedule 4.3(c) contains a true, correct and complete schedule of (i) the Laws of incorporation for and the registered offices of each Company, (ii) the issued share capital and all authorized, issued and outstanding shares and other equity interests of the Companies (collectively, the “Companies’ Equity”), and (iii) the legal owners of Companies’ Equity. The Companies’ Equity that will be directly or indirectly sold to the Purchaser on the Closing Date is lawfully owned by the Persons set forth on Schedule 4.3(c).

(d)	Except as disclosed in Schedule 4.3(d) and except for the Companies’ Equity of other Companies, none of the Companies owns, directly or indirectly, or has the power to vote the shares of, any capital stock or other ownership interests of any Person.

(e)	As of the Closing Date, all voting rights in the Companies are vested exclusively in the Companies’ Equity, and all of the Companies’ Equity is validly issued in compliance with applicable Laws, fully paid and non-assessable, and free and clear of all Encumbrances. Except for the Companies’ Equity, the Companies have not issued, nor approved the issuance of, any shares, warrants or securities of any nature whatsoever; and there are no options or other agreements or undertakings pursuant to which the Companies are or may become obliged to issue any shares, warrants or other securities of any nature whatsoever, other than to the benefit of the Companies.

(f)	There are no agreements, arrangements or obligations other than those provided for by Law or in the Governing Documents of the Companies which affect the voting or distribution rights attached to the Shares or the shares in the other Companies.

(g)	No Company has an obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any Companies’ Equity or any interest therein.

(h)	Except as disclosed in Schedule 4.3(h), there is no agreement, written or oral, between any Company and any holder of its securities, or, to Seller’s Knowledge, among any holders of any Company’s securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights), or voting, of the Companies’ Equity.

(i)	With respect to the French NewCo, the representations and warranties set forth in this Section 4.3 shall be deemed made only as of the Closing Date and not as of the Put Option Date.

4.4	Sold Assets

As of the Closing Date, (i) Seller, or the relevant Seller Party, as the case may be, is the sole and unrestricted legal owner of the Sold Assets, and (ii) the Sold Assets are free and clear of any Encumbrances other than Permitted Encumbrances. There are no rights of third parties to acquire the Sold Assets.

4.5	Financial Statements

(a)	Attached as Schedule 4.5(a) hereto are the combined pro forma financial statements of the Business (as well as of Pharmastock, which is now a Retained Asset) as of December 31, 2012, comprising a combined pro forma balance sheet and the related combined pro forma statement of income of the Business (and Pharmastock), together with all related footnotes and schedules thereto (the “2012 Combined Financial Statements”), duly attested by Seller’s auditor which have been prepared in good faith in accordance with IFRS and the Accounting Principles applied on a consistent basis throughout the period covered thereby, adjusted for the purpose of the Transaction as described in the notes thereto.

(b)	Attached as Schedule 4.5(b) hereto are the combined pro forma financial statements of the Business as of December 31, 2013, comprising a combined pro forma balance sheet (the “2013 Combined Balance Sheet”) and the related combined pro forma statement of income of the Business (and Pharmastock), together with all related footnotes and schedules thereto (the “2013 Combined Financial Statements”), duly attested by Seller’s auditor.

(c)	The 2013 Combined Financial Statements (i) have been prepared in accordance with IFRS and the Accounting Principles applied on a consistent basis throughout the period covered thereby, adjusted for the purpose of the Transaction as described in the notes thereto, (ii) fairly present in all material respects the combined financial condition and results of operations of the Business (and Pharmastock) as of December 31, 2013 and for the period referred to therein, (iii) are consistent with the books and records of the Seller Parties and/or the Companies, and (iv) reflect in all material respect costs and expenses for any services provided by the Seller Parties to the Business by corresponding intercompany allocations.

4.6	Property

(a)	Schedule 4.6(a) hereto sets forth a complete and correct list of all real properties owned by the Companies and the Seller Parties in relation to the Business. The Companies and the Seller Parties have good title to such owned real properties.

(b)	There are no Encumbrances on any assets of the Seller Parties (with respect to the Business) or any assets of the Companies, other than Permitted Encumbrances or any Encumbrances which are not reasonably likely to have a Material Adverse Effect.

4.7	Sufficiency of Assets

Except as set forth in Schedule 4.7, the Companies’ assets as of the Closing Date (excluding, for the avoidance of doubt, the Retained Assets and including, but not limited to, the assets to be transferred by the Seller Parties to the Companies pursuant to Section 2.1), together with the Sold Assets and any rights and services to be provided by Seller to Purchaser and/or the Companies pursuant to the Ancillary Agreements or pursuant to Section 2.1(b) will constitute, on the Closing Date, all of the assets and services that are necessary to permit the operation of the Business in substantially the same manner as such operations are conducted as of the Put Option Date.

4.8	Litigation and Disputes

(a)	Except as disclosed in Schedule 4.8(a), there are no pending Proceedings and, to Seller’s Knowledge, no threatened Proceedings, in each case in excess of EUR 250,000, against or affecting the Business, the Companies, the transactions contemplated by this Agreement or the Ancillary Agreements or any of the Companies’ properties or rights.

(b)	Except as disclosed in Schedule 4.8(b), in the five (5) years prior to the Put Option Date, none of the Companies has been subject as defendant to any Proceeding relating to the Business (i) in connection with applicable Laws relating to labor, employment and employment practices where the amount claimed exceeded EUR 1,000,000, and (ii) with respect to other matters, where the amount claimed exceeded EUR 500,000.

4.9	Employees

(a)	Schedule 4.9(a) contains a true and complete list of all Business Employees (on a no name basis) as at May 31, 2014, indicating their job title, employing entity, location and hire date.

(b)	All of the Business Employees are wholly or mainly engaged in the Business.

(c)	No Business Employee or Offer Employee employed in the United States is covered by a collective bargaining agreement.

(d)	Except as set forth in Schedule 4.9(d), there are not currently existing, or threatened in writing, any labor strikes, slowdowns, work stoppages, lockouts, union organizing campaigns (other than those applicable nationally or to an industry as a whole) or other industrial actions against or affecting the Business, nor, to Seller’s Knowledge, has there been any such activity within the past twenty-four (24) months.

(e)	None of the Seller Parties in relation to the Business and the Companies is bound by any restriction with respect to closure, downsizing or other restructuring affecting its workforce or a portion thereof, except for any restrictions under generally applicable Law.

(f)	As of the Put Option Date, no Business Employee or Offer Employee currently employed by Seller or any of the Companies organized under French Law benefits from any individual retention and severance (to the extent going beyond mandatory severance terms) arrangements or change of control provisions that provide for benefits for any individual exceeding EUR 200,000 or which would result in a total obligation (to any number of Business Employees) exceeding EUR 1,000,000.

4.10	Employee Benefits

(a)	There are no pending or, to Seller’s Knowledge, threatened termination proceedings, pending claims (except claims for benefits payable in the normal operation of the Seller Benefit Plans), suits or proceedings against or involving any Seller Benefit Plan or asserting any rights to or claims for benefits under any Seller Benefit Plan for which the Companies could have liability.

(b)	Except as set forth in Schedule 4.10(b), no promises or commitments have been made by the Seller Parties or any of the Companies to amend any Seller Benefit Plan in which at least 20% of the Business Employees or Offer Employees are eligible to participate, to provide increased benefits thereunder or to establish any new benefit plan, except as required by applicable Law.

4.11	Intellectual Property

(a)	All Registered Company Intellectual Property is valid and enforceable and, to Seller’s Knowledge, (i) all Company Intellectual Property (excluding for the avoidance of doubt any Company Intellectual Property undergoing any filing, application or registration process) is valid and enforceable, and (ii) except as set forth in Schedule 4.11(a), no Person has infringed, misappropriated or violated any Company Intellectual Property.

(b)	As of the Closing Date, except as set forth in Schedule 4.11(b), the Company Intellectual Property together with the Intellectual Property licensed to the Companies from Seller pursuant to the Ancillary Agreements and from third parties pursuant to the IP Agreements shall be all Intellectual Property used in or necessary for the operation of the Business as presently conducted (other than commonly commercially available “off the shelf” Software with a value of less than EUR 50,000 per year under which a Company is a licensee).

(c)	Except as set forth in Schedule 4.11(c), as of the Closing Date, the Companies shall be the exclusive owners of all right, title and interest in and to the Company Intellectual Property; in each case, free and clear of all Encumbrances (including, for the avoidance of doubt, licenses) other than non-exclusive licenses granted to customers of the Business in the Ordinary Course of Business to the extent such licenses are necessary for the respective customers’ use of products of the Business or receipt of services of the Business, and including the right to transfer all such right, title and interest to Purchaser or its Designated Transferees. Following the Closing Date, except as expressly provided in the Ancillary Agreements, none of the Seller Parties or their Affiliates will own or have any right or license (including by means of a covenant not to sue or immunity) under any Company Intellectual Property.

(d)	Consummation of the transactions contemplated herein will not require Purchaser or any Designated Transferee to grant to any Person rights under any Intellectual Property of Purchaser or the Designated Transferees existing immediately prior to Closing (except for existing grants by the Companies under Company Intellectual Property, to the extent such grants are included in any Contracts under which any Seller Party or any Company has licensed or provided any Company Intellectual Property to a third party, including Contracts containing releases, immunities from suit, covenants not to sue or non-assertion provisions that relate to Intellectual Property).

(e)	The Databases used or held for use by the Companies in connection with the Business were not created or developed by any third party (it being specified, for the avoidance of doubt, that the data and third-party software or IT infrastructures contained in the Databases have been collected from third parties).

4.12	Software and IT Systems

The Companies possess and control copies of all tangible embodiments of, and records and documents relating to, any Company Intellectual Property, including (i) all Software source code, (ii) available manuals and documentation and (iii) procedures and Databases. The Business Software owned by the Companies can be compiled from the associated source code in possession of the Companies without undue burden.

4.13	Taxes

Except as set forth in Schedule 4.13:

(a)	All Tax Returns required to be filed on or before the Closing Date by the Seller Parties and the Companies in respect of the assets, liabilities, or the operation of the Business and all Tax Returns required to be filed on or before the Closing Date by the Companies have been timely filed or shall be filed in accordance with all applicable Laws and are correct in all material respects when filed.

(b)	All Taxes shown to be due on the Tax Returns referred in Section 4.13(a) above or due further to a request by any Tax Authority received prior to December 31, 2014, by the Seller Parties or the Companies that relate to the assets, liabilities, or the operation of the Business for any periods ending on or before December 31, 2014, and all Taxes shown to be due on the Tax Returns referred in Section 4.13(a) above or due further to a request by any Tax Authority received prior to December 31, 2014, by any of the Companies for any periods ending on or before December 31, 2014, have been fully paid when due or, where applicable, recorded as liabilities in the 2013 Combined Financial Statements as of December 31, 2013 or, as applicable, will be so recorded in SEC Financial Statements for the financial year ending December 31, 2014 (subject to adjustments required to be made for SEC Financial Statements).

(c)	No Company is or has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(d)	None of the Companies is a “real estate company” for French transfer tax purposes.

4.14	Absence of Certain Changes

(a)	Except as set forth in Schedule 4.14(a) hereto and in relation with the implementation of the reorganization measures set forth in Section 2.1, from December 31, 2013 until the Put Option Date, the Seller Parties and the Companies have conducted the Business only in, and have not engaged in any transaction other than according to, the Ordinary Course of Business, and there has not occurred in relation to the Business:

(i)	any Material Adverse Effect;

(ii)	any sale, transfer or other disposition of any assets attributable to the Business in excess of an individual amount of EUR 250,000 or an aggregate amount of EUR 1,000,000, except (x) assets which are obsolete, (y) assets sold in the Ordinary Course of Business or (z) any transfers that form part of the reorganization measures set forth in Exhibit 2.1(a);

(iii)	any change in Seller Parties’ or the Companies’ Accounting Principles, practices or methods;

(iv)	any issue or sale of any equity interests, bonds or other securities of any type whatsoever of any Company, other than for the benefit of Seller or any of its Affiliates;

(v)	any acquisition or sale, assignment, transfer, termination, disposition of or license from or to any Person, of any Intellectual Property in connection with the Business other than in the Ordinary Course of Business; or

(vi)	any agreement or commitment to take any actions referred to in Sections 4.14(a)(i) through 4.14(a)(v).

(b)	Since December 31, 2013, except as set forth in Schedule 4.14(b) hereto or as otherwise consented in writing by Purchaser, there has not been any increase in the compensation payable or that could become payable by the Seller Parties’ in relation to the Business or any of the Companies other than in the Ordinary Course of Business to (i) any Business Employees whose annual base salary exceeds EUR 100,000, or (ii) any managers, directors, officers, employees or consultants of the Companies, in each case, receiving a compensation in excess of EUR 100,000 per annum.

4.15	Compliance with Laws

To Seller’s Knowledge:

(a)	Except as disclosed in Schedule 4.15(a) hereto, the Seller Parties and the Companies have not conducted and are not conducting the Business in material violation of any Laws.

(b)	The Seller Parties and the Companies have in effect all material approvals, authorizations, certificates, filings, franchises, consents, licenses, notices and permits of or with all Governmental Entities (collectively, “Permits”) necessary for them to carry on the Business as conducted on the Put Option Date.

(c)	Except as set forth in Schedule 4.15(c), the Seller Parties and the Companies have not received a written notice during the past twelve (12) months from any Governmental Entity alleging that they have not complied with any Laws or any Permits relating to the conduct of the Business, except where the non-compliance with such Laws or Permits would not be reasonably likely to have a Material Adverse Effect.

4.16	Data Protection

(a)	Except as set forth in Schedule 4.16(a), in respect of personal data or personally identifiable information held, controlled or otherwise processed by the Seller Parties in connection with the Business or the Companies (such data and information, the “Business Data”), the Seller Parties have contractual and legal authority to transfer to the Companies pursuant to the reorganization measures set forth in Section 2.1(a) all Business Data in their possession as of the Put Option Date, and no Business Data are subject to any contractual or legal restrictions on such transfer.

(b)	The personal data and personally identifiable information held or controlled or processed by or on behalf of the Companies include as of the Closing Date all personal data and personally identifiable information necessary to permit the operation of the Business in substantially the same manner as such operations are conducted as of the Put Option Date, and, from the Closing Date, no Seller Party holds, controls or has access to any such data and information except as expressly provided in the Ancillary Agreements.

4.17	Insurance

(a)	All insurance policies of the Seller Parties in relation to the Business and the Companies are and will be at all times up to the Closing Date, in full force and effect and no notice of cancellation or termination has been received with respect to any such policy. The Seller Parties in relation to the Business and the Companies have not been refused any insurance, nor has any such coverage been limited, by any insurance carrier to which the relevant Seller Party or Company has applied for any such insurance or with which the relevant Seller Party or Company has carried insurance since January 1, 2010. All premiums due and payable on such insurance policies covering all periods up to and including the Closing Date have been paid in full or accrued.

(b)	Except as set forth in Schedule 4.17(b), to Seller’s Knowledge, there are no pending claims under the insurance policies referred to in Section 4.17(a) in excess of EUR 75,000.

4.18	Affiliate Interests

Except as set forth in Schedule 4.18 hereto, no employee, officer or manager of Seller or any of its Affiliates has in relation to the Business and its assets any material interest in any property, real or personal, tangible or intangible, including without limitation inventions, Patents, Trademarks or Software, used in or pertaining to the Business. Any arrangements set forth in Schedule 4.18 were entered into in the Ordinary Course of Business and on arm’s length terms and conditions.

4.19	Suppliers and Customers

Except as disclosed in Schedule 4.19, no Major Customer or Major Supplier has notified any Seller Party or Company that it intends to change its relationship or any material terms upon which it will conduct business with the Seller Parties or any of the Companies (such as an intention to terminate or not renew a Contract, to revise pricing, to decrease volume or to change the products purchased or sold) which would have a detrimental economic consequence on the Business, and except as set forth in Schedule 4.19 in the last eight (8) calendar quarters preceding the Put Option Date,

(a)	there has been no material interruption to or discontinuity in any supplier arrangement with a Major Supplier, and

(b)	to Seller’s Knowledge, there has not been any repetitive and material disruption in the supply of data in accordance with the terms of the applicable agreement.

4.20	Brokers and Finders

Except as set forth in Schedule 4.20, none of the Seller Parties and the Companies has employed any broker or finder or incurred any liability for any brokerage fees, commissions, or finders’ fees in connection with the transactions contemplated by this Agreement. Seller will be solely responsible for all brokerage fees, commissions, or finders’ fees payable to any broker or finder used by Seller in connection with the transactions contemplated by this Agreement.

4.21	Reliance

The foregoing representations and warranties shall not be affected in any respect whatsoever by any investigation heretofore or hereafter conducted by or on behalf of Purchaser, whether in contemplation of or pursuant to this Agreement or otherwise.

4.22	Update of Disclosure Schedules

(a)	On the Closing Date, Seller shall update the Schedules of this Article IV with respect to any representations and warranties made as of the Closing Date to reflect any matters which have occurred after the Put Option Date and which, if existing prior to the Put Option Date, would have been required to be set forth or described in such Schedules. Notwithstanding anything to the contrary in this Agreement, Seller shall provide Purchaser with prompt notice of any supplement made in accordance with this Section 4.22(a) with respect to the Schedules referred to in Section 4.8(a) and Section 4.19.

(b)	The matters disclosed by way of an update of the Schedules pursuant to Section 4.22(a) shall be treated as breaches of the respective representations and warranties for the purposes of Article XI, except for:

(i)	any updates of the Schedules of this Article IV reflecting transactions entered into, facts (including for the avoidance of doubt, litigations and dismissals or resignations of employees) or actions having occurred after the Put Option Date complying with the restrictions set forth in Section 7.1 or in Section 6.1 of the Put Option Agreement,

(ii)	any updates of the Schedules with Purchaser’s prior written consent; and

(iii)	any updates to reflect the implementation of the reorganization measures as set forth in Section 2.1(a).

ARTICLE V

ADDITIONAL DISCLOSURE BY SELLER

Seller shall make its reasonable best efforts without prejudicing the conduct of the Business, to provide to Purchaser no later than on November 17, 2014 (or such other date as explicitly referred to below), the following information as of June 30, 2014 (or such other date as explicitly referred to below) in good faith and for information purposes only, without any representation or warranty with respect to its content. For the avoidance of doubt, the absence of a breach by Seller of this Article V shall not be a condition to Closing.

5.1	Organization of the Companies

Seller shall provide to Purchaser true and complete information about:

(a)	any restructurings of the Companies and their Subsidiaries during the three (3) years prior to the Put Option Date, and

(b)	all measures implemented by Seller prior to the execution of this Agreement with regard to the separation of the Business from the other business activities of Seller and its Subsidiaries.

5.2	Property

Seller shall provide to Purchaser:

(a)	a true and complete list of all real property leased, subleased, licensed, operated or occupied by the Seller Parties in relation to the Business or the Companies and the location of the premises, in each case after the implementation of the reorganization measures pursuant to Section 2.1(a);

(b)	complete and correct copies of all lease agreements relating to the real property referred to in Section 5.2(a), including all amendments thereto and all assignment and assumption agreements relating thereto; and

(c)	a true and complete schedule of the remaining terms of and the monthly rent payable under the lease agreements referred to in Section 5.2(b).

5.3	Employees

Seller shall provide to Purchaser true and complete lists of:

(a)	any consultants or independent contractors (on a no name basis) engaged by the Seller Parties or the Companies to perform services exclusively in relation to the Business, indicating their function, the term of their engagement, their fee arrangement and the amount of fees paid or payable for services rendered in 2013;

(b)	all collective bargaining, works council and other collective labor agreements or other industrial instruments to which any of the Seller Parties or the Companies is a party or is bound upon in relation to the Business and the Business Employees or Offer Employees;

(c)	all pending or, to Seller’s Knowledge, threatened, governmental investigation, proceeding, claim, suit or other legal action against any of the Seller Parties or the Companies that is brought by or on behalf of any Business Employee or Offer Employee, former employee of the Business or any current or former non-employee service provider to the Business;

(d)	all Business Employees or Offer Employees who are on an approved leave of absence from any Seller Party by reason of a long-term sickness or disability and are in receipt of benefits under a Seller Employee Program.

5.4	Employee Programs

Seller shall provide to Purchaser:

(a)	a true and complete list of each Seller Employee Program;

(b)	the plan document of each Assumed Employee Program;

(c)	each trust agreement, annuity Contract, insurance policy or other funding arrangement, if any, that relates to any Assumed Employee Program and, a copy of each Seller Employee Program other than an Assumed Employee Program;

(d)	the most recent prospectus for each Assumed Employee Program for which a prospectus is required by applicable Law;

(e)	the most recently prepared actuarial valuation report and audited financial statements that relates to each Assumed Employee Program for which an actuarial valuation report or audited financial statements were required to be prepared under applicable Law;

(f)	the employment contracts of any Key Business Employees,

(g)	all individual retention and severance (to the extent going beyond mandatory severance terms and not already disclosed pursuant to Section 4.9(f)) arrangements or change of control provisions applicable to any Business Employee or Offer Employee that provide for benefits for any individual exceeding EUR 200,000 or which would result in a total obligation (to any number of Business Employees or Offer Employees) exceeding EUR 1,000,000; and

(h)	each separation agreement, social plan or other agreement pursuant to which former employees of the Business were entitled to receive severance benefits over the last three years providing for benefits for any individual in excess of EUR 200,000 or which would result in a total obligation (to any number of Business Employees) exceeding EUR 1,000,000.

5.5	Intellectual Property

Seller shall provide to Purchaser true and complete lists of:

(a)	(i) all registered Trademarks, and all Trademarks for which applications for registration have been filed; (ii) all registered Copyrights and applications for Copyright registrations; (iii) all registered Designs and applications for Design registrations; (iv) all issued or registered Patents and Patent applications; (v) all domain names; (vi) all Software recorded with any Intellectual Property Office including the Agence pour la Protection des Programmes or any equivalent agency; (vii) all Soleau envelopes (together with a summary description of their content) (collectively, the “Registered Company Intellectual Property”); and (viii) all material unregistered Intellectual Property, including unrecorded Software, all material Databases and all material unregistered Trademarks; in each case, included within the Company Intellectual Property; and, with respect to any items described in the foregoing clauses (i) to (v), together with (A) the application and registration number (or in the case of domain names, registration date), (B) the jurisdiction where such Intellectual Property is registered or applied for (or in the case of domain names, the registrar), (C) the name of the current registrant or owner of record, and (D) the applicable renewal date, if any;

(b)	all Proceedings pending before any Intellectual Property Office or Governmental Entity to which any of the Seller Parties or the Companies is or was a party and in which claims are or were raised relating to the validity, enforceability, scope, or ownership of any of the Company Intellectual Property;

(c)	all Proceedings pending or threatened in writing against any of the Seller Parties and the Companies concerning (i) the ownership, validity, registerability, enforceability or use of any of the Company Intellectual Property, or (ii) alleged Intellectual Property infringement, violation, dilution or misappropriation relating to the Business;

(d)	all notices received by any of the Seller Parties or Companies from a third party (i) alleging Intellectual Property infringement, violation, dilution or misappropriation relating to the Business or (ii) claiming indemnification in respect of any such infringement, violation, dilution or misappropriation;

(e)	all Company Intellectual Property that is subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other disposition of dispute;

(f)

all IP Agreements, together with (i) a description of the relevance of each IP Agreement to the Business, including whether the Intellectual Property licensed pursuant to each such IP Agreement is used in connection with the internal operations of the Business (e.g., back office functionality) or the public facing products and services of the Business (including an identification of which products or services incorporate or use the Intellectual Property licensed pursuant to each such IP Agreement), (ii) copies of all IP Agreements not previously provided to Purchaser, and (iii) a written statement identifying any IP Agreements under which the consent of another Person is required for (or such IP Agreement does not permit) Purchaser, the Designated Transferees or the Companies, as the case may be, to benefit immediately following the Closing (or, in the case of the Companies to which assets are transferred pursuant to the reorganization measures pursuant to Section 2.1(a), as soon as reasonably practicable following the completion of such reorganization measures) from all the rights thereunder that the Business benefits from as of the Signing Date under such IP Agreement (including where such IP Agreement does not permit assignment from Seller to one of the Companies (or does not permit assignment in the context of the transactions contemplated by this Agreement) or contains a change of control clause that would be triggered by the transactions contemplated by this Agreement);

(g)	all Contracts under which any Seller Party or any Company has licensed or provided any Company Intellectual Property to a third party (except for non-exclusive licenses granted to customers of the Business in the Ordinary Course of Business to the extent such licenses are necessary for the respective customer’s use of products of the Business or receipt of services of the Business), including, Contracts containing releases, immunities from suit, covenants not to sue or non-assertion provisions that relate to Intellectual Property;

(h)	all known uses of Open Source Software by the Seller Parties and the Companies in a manner that does, or would be reasonably expected to (i) with respect to any Business Product, require its disclosure or distribution in source code form, require the licensing thereof for the purpose of making derivative works or impose any restriction on the consideration to be charged for the distribution thereof, or (ii) create, or purport to create, other obligations for the Seller Parties or the Companies with respect to any Company Intellectual Property, in each case to the extent not included in the First Audit and Subsequent Audit.

(i)	all Business Software owned by the Companies or the Seller Parties for which any of the Seller Parties, the Companies or any other Person acting on their behalf has disclosed, delivered or licensed (or agreed to disclose, deliver or license, or permitted the disclosure or delivery of) any of the material source code to any escrow agent or other Person, except for disclosures to employees, contractors or consultants under agreements that prohibit use or disclosure except in the performances of services to the Companies or the Seller Parties;

(j)	all notices of enforcement, deregistration, inspection or prohibition or any other notices or warnings that have been served on or issued to any of the Seller Parties or the Companies, by the applicable Data Protection Authorities, in respect of the Business Data; and

(k)	all claims asserting the inaccuracy, loss, unauthorized access to or use or disclosure or unlawful processing of Business Data that have been received by any of the relevant Seller Parties or the Companies.

5.6	Bank Accounts

Seller shall provide to Purchaser a true and complete list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Business including the name and address of each bank branch and the names of those Persons authorized to sign thereon as of the Signing Date.

5.7	Contracts and Commitments

Seller shall provide to Purchaser a true and complete list of the following Material Contracts under which the Seller Parties, to the extent the Material Contracts relate to the Business, or any of the Companies have any remaining rights or obligations (other than indemnification obligations undertaken in the Ordinary Course of Business) as of the Put Option Date:

(a)	Each Material Contract that requires the consent or waiver of a third party prior to consummation of the transactions contemplated by this Agreement;

(b)	each Material Contract that requires any approval, filing or notification by a Seller Party as a result of the transactions contemplated by this Agreement in order to avoid a breach, violation or default; and

(c)	each Material Contract that grants exclusive rights to a third party, a Seller Party or a Company, or prohibits or restricts any Seller Party or Company from performing certain activities or competing in any line of business or with any other Person or in any geographic area or during any period of time.

5.8	Insurance

Seller shall provide to Purchaser:

(a)	true and complete copies of the policies of insurance presently in force covering the Seller Parties in relation to the Business and the related assets and liabilities, and the Companies, including, without restricting the generality of the foregoing, those covering public and product liability, personnel, properties, buildings, machinery, equipment, furniture, fixtures and operations, specifying with respect to each such policy, the name of the insurer, the broker (with contact information);

(b)	the three-year loss history for all such insurance policies;

(c)	all other lists or schedules provided for the most recent renewal to the insurance companies shown in the list pursuant to Section 5.8(a) (e.g., payroll, sales, employee counts, etc.).

5.9	Suppliers and Customers

Seller shall provide to Purchaser no later than seven (7) Business Days after the Merger Clearances in all jurisdictions in which pre-closing Merger Clearances are mandatory have been obtained or deemed obtained in accordance with applicable Laws true and correct lists of:

(a)	all Major Customers and the amount of revenue received from each Major Customer for the last full eight (8) calendar quarters that have ended on June 30, 2014, and

(b)	all Major Suppliers and the amount of purchases from each Major Supplier for the last eight (8) calendar quarters that have ended on June 30, 2014.

5.10	Tax

Seller shall provide to Purchaser no later than on the Closing Date the following information as of the Closing Date:

(a)	a true and complete list of all audits, examinations, actions, suits, proceedings, verifications, investigations or inspections by any Tax Authority against the Seller Parties relating to the assessment or collection of Taxes that relate to the Business or the Companies since January 1, 2010;

(b)	complete copies of any adjustments relating to Taxes of or with respect to the Business or any Company made in writing by any Tax Authority in any completed audit or examination which, by application of the result of such adjustment, could reasonably be expected to result in a material Tax liability for any post-Closing period;

(c)	complete copies of any written rulings of a Tax Authority relating to Taxes and any written agreements with a Tax Authority which could reasonably be expected to result in a material Tax liability of Purchaser or its Affiliates (including the Companies) for any post-Closing period;

(d)	a true and complete list of any accounting method changes under applicable Tax Law to which a Seller Party or Company is subject, or for which a Seller Party or Company has an application pending with any Tax Authority, that could give rise to an adjustment to Taxes with respect to the Business or any Company for periods after December 31, 2013;

(e)	complete copies of any Tax indemnity, Tax allocation or Tax sharing agreement of the Business to which Purchaser or any of its Affiliates (including the Companies) will be exposed after Closing;

(f)	a true and complete list of any items of income required to be included by the Companies in, and any items of deduction required to be excluded by the Companies from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, or (ii) prepaid amount received on or prior to the Closing Date;

(g)	a true and complete list of powers of attorney that have been granted to any Person by or with respect to any Seller Party (with respect to the Business) or Company with respect to any matter relating to Taxes; and

(h)	true and complete copies of all Tax Returns for the Companies and all other material Tax Returns filed in respect of the Business or by or on behalf of the Seller Parties (with respect to the Business) or Companies for all periods ending on or after December 31, 2010.

5.11	Update of Information

Until the Closing, Seller shall update the information provided pursuant to this Article V to reflect any additional facts, changes, conditions, circumstances or occurrences or non-occurrences of any events of which Seller becomes aware that can reasonably be expected to have a Material Adverse Effect.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants, subject to any limitations contained in this Agreement, in particular the remedies set out in Article XI below, that the statements set forth in Sections 6.1 through 6.6 are true and correct as of the Put Option Date and the Closing Date, or as of any other date explicitly referred to below, and acknowledges and confirms that Seller is relying upon the following representations and warranties in entering into this Agreement and selling the Shares and the Sold Assets:

6.1	Corporate Existence and Power

(a)	Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted.

(b)	Purchaser is not insolvent, nor has Purchaser been within the past five years involved in any insolvency or bankruptcy proceedings, requests or filings, or any bankruptcy reorganization, as the case may be, and there were and are no insolvency or bankruptcy proceedings, or any bankruptcy reorganization, as the case may be, by any Person pending or threatened in writing against Purchaser, nor are there requests or filings which may reasonably be expected to lead to such insolvency or bankruptcy proceedings.

(c)	As of the Signing Date and the Closing Date, Purchaser has all requisite power and authority to enter into this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. As of the Signing Date and the Closing Date, the execution and performance of this Agreement and the Ancillary Agreements by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or similar action.

(d)	This Agreement has been, and the Ancillary Agreements when executed will be, duly executed by Purchaser and, in each case, constitutes the valid, binding and enforceable obligation of Purchaser, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally.

6.2	Consents; No Conflicts

(a)	Except for the Merger Clearances and as set forth in Schedule 6.2(a) hereto, no notices, reports or other filings are required to be made by Purchaser or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser or its Subsidiaries from, any Governmental Entity under any Laws or Permits, as a result of, in connection with, or as a condition to the execution of this Agreement and the Ancillary Agreements by Purchaser and the consummation of the transactions contemplated hereby and thereby.

(b)	Except as provided in Schedule 6.2(b), the execution and performance of this Agreement and the Ancillary Agreements does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) constitute or result in a breach or violation of, or a default (with or without notice, lapse of time or both) under, the Governing Documents of Purchaser or any of its Subsidiaries, or (ii) conflict with or result in a breach or violation of, constitute a default under, result in the acceleration of any obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under any agreement, Permit, instrument or other arrangement to which Purchaser or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject.

(c)	Except as provided in Schedule 6.2(c), the execution and performance of this Agreement and the Ancillary Agreements does not, and the consummation of the transactions contemplated hereby and thereby will not, constitute or result in any violation in any material respect of any Laws or Permits to which Purchaser or any of its Subsidiaries are subject.

6.3	Availability of Funds

Purchaser has on the date hereof the capacity to fund the Estimated Purchase Price that will become payable on the Closing Date using cash and/or available credit lines, and will, on the Closing Date, have sufficient funds available to it to pay any amounts payable pursuant to this Agreement and the Ancillary Agreements and to effect the transactions contemplated hereby and thereby.

6.4	Absence of Litigation

There are no pending Proceedings and, to Purchaser’s knowledge, no threatened Proceedings against Purchaser affecting the transactions contemplated by this Agreement or the Ancillary Agreements.

6.5	Brokers and Finders

Except as set forth in Schedule 6.5, none of Purchaser and its Affiliates has employed any broker or finder or incurred any liability for any brokerage fees, commissions, or finders’ fees in connection with the transactions contemplated by this Agreement. Purchaser will be solely responsible for all brokerage fees, commissions, or finders’ fees payable to any broker or finder used by Purchaser in connection with the transactions contemplated by this Agreement.

6.6	Designated Transferees

To the extent a Designated Transferee is substituted to Purchaser pursuant to Section 1.2, all representations made with respect to Purchaser under this Article VI will be deemed to be made also with respect to the relevant Designated Transferee as of the date of such substitution and as of Closing Date.

ARTICLE VII

CERTAIN COVENANTS AND AGREEMENTS

7.1	Conduct of Business Prior to the Closing Date

From the Signing Date until the Closing, Seller shall in relation to the Business, and shall procure that the other Seller Parties in relation to the Business and the Companies will, conduct the Business in the Ordinary Course of Business and in a manner consistent with past practice, and use reasonable efforts to maintain existing business relationships with suppliers, customers, employees and others having material business relationships with the Business. Without limiting the generality of the foregoing, except (i) as expressly contemplated otherwise by this Agreement or the Ancillary Agreements, (ii) as required by mandatory Law, (iii) directly pursuant to the reorganization measures set forth in Section 2.1(a), (iv) with respect to the Retained Assets, (v) with the prior written consent, which shall not be unreasonably withheld, of Purchaser (Purchaser to provide its response to any such request within ten (10) Business Days, failing which Purchaser shall be deemed to have accepted such request), or (vi) as set forth in the corresponding subsections of Exhibit 7.1 hereto, from the Signing Date until the Closing Date, Seller shall not, and shall cause the other Seller Parties, in relation to the Business and the Companies not to:

(a)	enter into, extend or amend any Material Contract unless (i) such Material Contract is entered into, extended or amended in the Ordinary Course of Business or (ii) if such Material Contracts is with a supplier, unless such Material Contract is terminable by a Seller Party or Company with no more than 90 days’ prior written notice;

(b)	commit a material breach of, terminate or give notice to terminate any Material Contract;

(c)	amend or restate the Governing Documents of any Company;

(d)	adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, reorganization, recapitalization or other material reorganization of any Company;

(e)	issue, sell, transfer, pledge, dispose of or encumber any shares, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares or other equity interests in the Companies;

(f)	declare, set aside or pay any dividend or other distribution payable in each case in stock, equity interests or property with respect to any shares or equity interests in the Companies, it being specified, for the avoidance of doubt, that distribution payable in cash shall be permitted;

(g)	redeem, purchase or otherwise acquire directly or indirectly any of the shares or other equity interests in the Companies;

(h)	make or commit to make any capital expenditure or capital additions or improvements in an amount in excess of EUR 250,000;

(i)	(i) increase the compensation or benefits of any Business Employee or Offer Employee, except as required under any existing employment and services agreement, under Law and except for annual increases for an amount not exceeding 3% (including employer’s social security contributions or other payroll taxes) in the aggregate; (ii) enter into (or adopt) any new, or amend any existing, Seller Employee Program (as applicable to Business Employees) and/or Assumed Employee Program, except (A) as required by Law or pursuant to its terms or to maintain the tax-qualified status of any Seller Benefit Plan, or (B) in a manner that would not reasonably be expected to cause Purchaser or its Affiliates (including the Companies on and after the Closing) to incur any expense or incremental costs in excess of EUR 100,000, including pursuant to any obligation to continue the terms and conditions of employment of any Business Employee or Offer Employee; (iii) make any bonus, commission or incentive or equity compensation payment, other than as accrued as of the Put Option Date under or as is required by the terms of an existing compensation and benefit plan or employment and services agreement to any Business Employee or Offer Employee; (iv) promote (with corresponding increase in salary) or hire any employee to a position whose annual base salary and target bonus exceeds EUR 150,000, or undertake the hiring of employees (for a term exceeding six months) that in the aggregate bring the total number of employees to more than 4,800 employees, in each case who perform services to the Business; or (v) terminate the employment of any Business Employee or Offer Employee whose annual base salary and target bonus exceeds EUR 150,000 or terminate Business Employees or Offer Employees whose annual base salaries and target bonuses in the aggregate exceed EUR 500,000, other than for serious cause;

(j)	acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any equity interest in or a material portion of the assets of, or by any other manner acquire any business or any Person or division thereof;

(k)	sell, lease, encumber (including by the grant of any option thereon) or otherwise dispose of any material assets or property except, with respect to any assets other than Intellectual Property, pursuant to existing Contracts or commitments or with respect to the sale of products or services of the Seller Parties or Companies in the Ordinary Course of Business;

(l)	incur or assume any long-term or short-term debt or issue any debt securities; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person in an aggregate amount in excess of EUR 400,000; make or cancel, or waive any rights with respect to, any loans, advances or capital contributions to, or investments in, any other Person; pledge or otherwise encumber any shares or other equity interests of the Companies; or mortgage or pledge any of their tangible or intangible assets or properties;

(m)	pay, discharge or satisfy any claims, suits, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities and obligations in the Ordinary Course of Business;

(n)	change the Accounting Principles except for any change required by reason of a concurrent change in IFRS;

(o)	make or change any Tax election or Tax accounting method, settle any Tax audit, file any amended Tax Return or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Companies;

(p)	enter into any Contract to the extent consummation of the transactions contemplated by this Agreement would reasonably be expected to conflict with, or result in a material violation or material breach of, or material default (with or without notice, lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) in or upon any of the material properties or other material assets of the Companies under, or give rise to any material increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract;

(q)	take any action that can be reasonably expected to prevent the consummation of the transactions contemplated hereby or by the Ancillary Agreements;

(r)	assign, grant an Encumbrance on, grant a license, release, immunity or a covenant not to sue under or in respect of any Company Intellectual Property (other than the grant of non-exclusive licenses to customers of the Business in the Ordinary Course of Business, to the extent such licenses are necessary for the respective customer’s use of products of the Business or receipt of services of the Business and subject to terms and conditions (including as to confidentiality) that are consistent with past practice);

(s)	cancel, fail to renew, fail to continue to prosecute, fail to protect or defend, abandon or allow to lapse any Company Intellectual Property; or

(t)	agree or commit to do any of the foregoing.

7.2	Best Efforts

(a)	Seller shall, and shall procure that the other Seller Parties and the Companies will, use best efforts to (i) deliver all notices required to be sent under any Material Contracts or IP Agreements in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) assist Purchaser to obtain from all counterparties under any Material Contract and IP Agreements waivers of any change of control clauses that would be triggered by the transactions contemplated by this Agreement.

(b)	Seller shall promptly deliver to Purchaser a copy of each notice given and each waiver obtained (to the extent received by Seller) by any Seller Party or Company in connection with the transactions contemplated by this Agreement and the Ancillary Agreements

(c)	Seller shall use best efforts to obtain promptly after the Signing Date from Seller’s joint venture partners in Primeum Cegedim their consent to the transfer of Seller’s interest in Primeum Cegedim contemplated by this Agreement.

(d)	Seller shall use best efforts to obtain promptly after the Signing Date from the minority shareholder in Cegedim Italia waivers of any pre-emptive rights that would be triggered by the transactions contemplated by this Agreement.

(e)	Seller shall not be liable under this Agreement if, despite using its best efforts, consents referred to in Section 7.2 are not obtained.

7.3	Antitrust Notification and Procedures

(a)	Purchaser acknowledges the importance for Seller that all merger clearances and similar approvals be obtained prior to the Drop Dead Date. Purchaser shall have the primary responsibility for making all antitrust filings that it considers to be necessary or advisable under the relevant competition Laws (“Merger Filings”) and confirms that, in its reasonable judgment, having conducted an antitrust analysis, there is no reason that may prevent the consummation of the transactions contemplated in this Agreement on or prior to the Drop Dead Date. Purchaser shall use best efforts at its own expense to secure all merger clearances (or the expiration of the waiting periods) including in, but not limited to, the jurisdictions set out in Exhibit 7.3(a) (“Merger Clearances”) by the Drop Dead Date, including by resolving any objections that are asserted by any relevant competition authority (“Antitrust Authority”) or avoiding the institution of proceedings by any Antitrust Authority with respect to the transactions contemplated hereby. Without prejudice to the foregoing, Purchaser shall (and shall cause its Affiliates to):

(i)	make, as soon as practicable and in any event no later than sixty (60) Business Days after the Signing Date, all Merger Filings with the competent Antitrust Authorities with respect to the transactions contemplated in this Agreement and supply promptly any additional information and document that may be requested by any competent Antitrust Authorities;

(ii)	do all things necessary or appropriate under Laws to obtain the Merger Clearances including offering appropriate and adequate commitments or accepting conditions or obligations that any competent Antitrust Authority may require or impose in order to grant such Merger Clearances, including divesting, disposing of, or taking actions that limits Purchaser’s freedom of action with respect to any of the businesses or assets of the Business; it being understood that notwithstanding anything in this Agreement to the contrary, Purchaser shall have obligations to take the actions specified in this clause only to the extent such actions are necessary to permit the transactions contemplated hereby to be consummated by immediately before the Drop Dead Date (and not earlier) and shall not have obligations to take such actions specified in this clause unless, but for the taking of such actions, the transactions contemplated hereby would fail to be consummated by the time that is immediately before the Drop Dead Date;

(iii)	keep Seller regularly informed of the processing of the Merger Filings and, in particular, if it becomes aware of anything that might result in the Merger Clearances being delayed or denied; and

(iv)	give notice to Seller of the satisfaction of the conditions precedent mentioned in Section 10.1(a) within two (2) Business Days of its becoming aware of the same (including as the case may be a copy of the Merger Clearances).

(b)	Seller shall cooperate with Purchaser in making any Merger Filings and securing Merger Clearances, including by making filings jointly with Purchaser to the extent required by applicable antitrust Laws, by providing all information, explanations, and assistance requested by Purchaser in connection with the Merger Filings, by making available such personnel as Purchaser may reasonably request, by providing all information, explanations, and assistance requested by any Antitrust Authority, and by cooperating fully with any Antitrust Authority in connection with its review of the transactions contemplated hereby.

(c)

Purchaser shall be entitled to direct, lead and exercise ultimate authority and control over the strategy and all discussions, submissions, negotiations, responses, requests, and other communications or proceedings with all Antitrust Authorities relating to merger clearances and similar approvals with respect to the transactions contemplated hereby, provided that Purchaser will consider in good faith the views of Seller in connection with any such notification, submission, correspondence, or other communication. Without limiting the foregoing, Purchaser will give Seller an opportunity to participate in any meeting or discussion with any Antitrust Authority in respect of any filings, investigation, or other inquiry, and keep Seller apprised of all discussions with any Antitrust Authority in connection with the transactions contemplated hereby and promptly provide Seller with all non-privileged and non-commercially sensitive documents (including a draft form of each notification, submission or filing) and information concerning the Merger Filings and any communication exchanged with the relevant Antitrust Authorities, provided that Purchaser shall not be required to provide Seller with any Highly Confidential Information (as defined in the Clean Team Confidentiality Agreements entered into on January 28, 2014) but shall promptly provide such information to Seller’s outside counsels.

(d)	Seller shall give Purchaser reasonable advance notice of any notification, submission, correspondence, or other communication that it proposes to submit to any Antitrust Authority, provide Purchaser with a reasonable opportunity to comment on any such notification, submission, correspondence, or other communication, consult and cooperate with Purchaser and consider in good faith the views of Purchaser, permit Purchaser to participate in any meeting or discussion with any Antitrust Authority in respect of any filings, investigation, or other inquiry, and keep Purchaser apprised of all discussions with any Antitrust Authority in connection with the transactions contemplated hereby, provided that Seller shall not be required to provide Purchaser with any Highly Confidential Information (as defined in the Clean Team Confidentiality Agreements entered into on January 28, 2014) but shall promptly provide such information to Purchaser’s outside counsels.

(e)	In the event Purchaser is required by any Antitrust Authority to dispose of any portion of the Business to a third party as part of the Merger Clearances process (a “Disposal”, and the portion of the Business required by any Antitrust Authority to be disposed, the “Disposed Business”), Purchaser shall use best efforts to comply with the guidelines set forth in Exhibit 7.3(e) for the completion of any such Disposal, to the extent these guidelines are consistent with the remedies imposed by the relevant Antitrust Authority.

(f)	In the event that any Disposals have not been completed within 18 months after the Closing Date for any reason whatsoever, such Disposals shall be disregarded for the purposes of the calculation of the Revenue Adjustment Amount, and the corresponding 2014 revenue shall be included in the Adjusted 2014 Revenue of the Business.

7.4	Access to Information

(a)	Upon reasonable notice, and except as may otherwise be required by Laws (including in particular any antitrust regulations), Seller shall in relation to the Business, and shall procure that the other Seller Parties in relation to the Business and the Companies will, afford Purchaser’s Representatives reasonable access, during normal business hours throughout the period prior to the Closing, to the Seller Parties’ and the Companies’ properties, books, Contracts and records and, during such period, the Seller Parties and the Companies shall furnish promptly to Purchaser all information concerning their respective business, properties, results of operations and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 7.4 shall affect or be deemed to modify any representation or warranty made by Seller.

(b)	Upon reasonable notice, and except as may otherwise be required by Laws, Purchaser shall in relation to the Business and the Companies, and shall procure that the Designated Transferees in relation to the Business and the Companies will afford Seller’s Representatives reasonable access, during normal business hours after the Closing, to the Companies’ properties, books, Contracts and records to the extent required (i) to conduct or defend any third-party litigation, or (ii) comply with any Tax requirements or accounting matters. Furthermore, Purchaser acknowledges and agrees that Seller shall be entitled to keep a copy of all books and records of the Companies to the extent required (i) to conduct or defend any third-party litigation pending as of the Closing Date, or (ii) comply with any Tax requirements or accounting matters.

(c)	Each Party undertakes to retain their respective books and records in relation to the Business and the Companies until the expiry of the applicable statutory retention period.

(d)	After the Closing Date, Purchaser shall, and shall procure that its Subsidiaries (including for the avoidance of doubt, the Companies) will, retain the books and records with respect to Tax matters pertinent to the Business until the expiration of the statute of limitations (and, to the extent notified by Seller, any extensions thereof) of the respective Tax periods, and abide by all record retention agreements entered into with any Tax Authority. Prior to the expiry of the relevant retention period, Purchaser shall give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records.

7.5	Audited SEC Financial Statements

(a)	Seller shall use its best efforts to provide to Purchaser by December 31, 2014 copies of the SEC Financial Statements for the calendar years ending December 31, 2012 and December 31, 2013, each duly audited in accordance with U.S. generally accepted auditing standards, together with the respective audit reports by Mazars and Grant Thornton or any other independent accountant. Section 3.2(n) shall remain unaffected.

(b)	Seller shall provide to Purchaser by the Closing Date copies of the SEC Financial Statements for the calendar year ending December 31, 2014, duly audited in accordance with U.S. generally accepted auditing standards, together with the respective audit report by Mazars and Grant Thornton or any other independent accountant.

(c)	Purchaser undertakes to assist Seller and its auditors in connection with the preparation and delivery of the documents referred to in Sections 7.5(a) and 7.5(b) and, in particular, undertakes to mandate and pay for the accounting services that will be necessary to allow Seller to deliver such documents in due time.

(d)	The costs of the auditors in connection with the preparation of the audit reports referred to in Sections 7.5(a) and 7.5(b) shall be borne by Purchaser.

(e)	Seller shall use reasonable best efforts to assist and cooperate with Purchaser in respect of any information requested by the U.S. Securities and Exchange Commission from Purchaser on the SEC Financial Statements referred to in Sections 7.5(a) and 7.5(b).

7.6	Notices of Developments

Until the Closing, and without prejudice to Seller’s other information obligations under this Agreement, each Party shall promptly notify the other in writing of any fact, change, condition, circumstance or occurrence or non-occurrence of any event of which it is aware that

(a)	will or is reasonably likely to result in any material failure of such Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, or

(b)	will or is reasonably likely to result in any of the conditions set forth in Article X of this Agreement becoming incapable of being satisfied.

7.7	Replacement of Seller Guarantees

Purchaser shall enter into arrangements to replace the guarantees and indemnities granted by the Seller Parties or their banks in respect of the Business, in the list of which is, to Seller’s Knowledge, attached as Exhibit 7.7, and obtain the full release of the Seller Parties therefrom, in each case, effective as of the Closing Date. To the extent Purchaser is unable to replace such guarantees and indemnities, Purchaser shall indemnify fully the Seller Parties for any liability thereunder that relates to the conduct of the Business after the Closing Date.

7.8	Public Announcement

After the execution of this Agreement, the Parties will publish a press release substantially in the form attached as Exhibit 7.8 hereto. Neither Party shall issue or cause the publication of any other press release or announcement with respect to this Agreement or the Ancillary Agreements, or the transactions contemplated hereby and thereby, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, in the event any such press release or announcement is required by Law (including requirements by the AMF, the US Securities and Exchange Commission, NYSE Euronext or the New York Stock Exchange) to be made by the Party proposing to issue the same, such Party shall allow the other Party reasonable time to comment on such release or announcement, and consult in good faith with the other Party, prior to the issuance of any such press release or announcement.

7.9	Confidentiality

(a)	Until the expiry of a twelve (12) month period as from the Signing Date, each Party agrees that all information provided or otherwise made available to it or any of its Representatives in connection with the transactions contemplated hereby and by the Ancillary Agreements shall be confidential and may not be disclosed in any way without the prior written consent of the other Party (except (i) for those matters disclosed in the press release referred to in Section 7.8 in the form attached in Exhibit 7.8, (ii) for purposes of the Merger Clearances, (iii) for any press releases, filings, disclosure or announcements required by Law, including requirements by the AMF, the U.S. Securities and Exchange Commission, NYSE Euronext or the New York Stock Exchange, and (iv) for any filings or disclosure to any Tax Authority); provided that nothing in this Agreement shall:

(i)	limit or otherwise restrict the applicability of any other confidentiality or similar provisions included in any of the Ancillary Agreements or any other agreement between the Parties, or

(ii)	prevent Purchaser to use and employ confidential information relating to the Business and the Companies to carry out the Business from Closing, or

(iii)	prevent a Party from otherwise disclosing confidential information to its Representatives, finance providers and rating agencies bound by a confidentiality obligation on a need to know basis.

(b)	Notwithstanding the provisions of this Section 7.9 or any other provision of this Agreement, the Parties acknowledge and agree that all information disclosed or otherwise discovered by the Parties pursuant to this Section 7.9(a) shall be used solely for the purpose of evaluating or implementing the transactions contemplated by this Agreement and that no such information shall be used for any other purpose. Section 7.9(a) shall remain unaffected and prevail over this Section 7.9(b).

(c)	In the event that any press release or announcement is required by Law (including requirements by the AMF, the US Securities and Exchange Commission, NYSE Euronext or the New York Stock Exchange) to be made by a Party, Section 7.8 shall remain unaffected.

7.10	Employee Matters

(a)

At Purchaser’s request, Seller shall, or shall cause its relevant Affiliates to, take such actions as are necessary and appropriate to terminate the Cegedim 401(k) Plan and any other Seller Benefit Plan in the United States that includes a cash or deferred arrangement under Section 401(k) of the Code and the consequences related thereto, effective as of a date that is no later than the day prior to the Closing Date, including that the account balances of all participants in such Seller Benefit Plan become fully vested as of the date of termination, provided, however, that Purchaser shall bear the cost resulting from such termination for Seller and/or its relevant Affiliates (but shall not be responsible hereunder for any contribution obligation or any incremental costs incurred due to the failure of such Seller Benefit Plan to be maintained and operated in accordance with the provisions of such Seller Benefit Plan or applicable Law prior to Closing).

(b)	The Parties agree and acknowledge that, with effect from the Closing Date, the Transfer Employees shall become employed by Purchaser or its Affiliates, through Purchaser’s acquisition of the Companies.

(c)	Seller confirms that the Transfer Regulations are applicable to the individuals (i) listed in Part B, Section 4.1 of Exhibit 2.1(a), which sets out a complete and accurate list of the Reorganization Employees as of May 31, 2014, and (ii) to the employees of Cegedim Morocco, a list of which at May 31, 2014 is set forth in Schedule 4.9(a). Accordingly, the contracts of employment of each Reorganization Employee will have effect from the date of the transfer of the Business as if originally made between a Company and the relevant Reorganization Employee.

(d)	Seller confirms that the Transfer Regulations are not applicable to the individuals listed in Part B, Section 4.2 of Exhibit 2.1(a). The Parties agree and acknowledge that they intend that those employees listed which shall remain in the employ of Seller shall become employed by a Company on or prior to the Closing Date, for which Seller will cause the relevant Company to make an offer of employment to each such employee. To the extent such employees accept the relevant offer, they shall be referred to as “Offer Employees”. Such employment shall take effect no later than on the Closing Date and shall be on terms which are substantially equivalent to and (unless otherwise agreed in writing by the Purchaser) are not more generous than the corresponding terms and conditions of employment applicable to such employee as at the date on which such offer is made (for the avoidance of doubt the Offer Employee’s length of service with Seller would be taken over by the relevant Company). To the extent a Business Employee accepts such offer, it is the intent of the Parties that a three party agreement shall be entered into between the former employer, the new employer and such Offer Employee. If any such employee refuses such offer of employment, Seller, at its sole discretion and at its own cost, shall, or shall cause its Subsidiaries to (i) terminate the employment agreement of such employee, or (ii) maintain the employment of such employee within the Seller’s group.

(e)	Seller shall within 90 days after the Closing Date open up to 50 positions to create an IT division to which the Business Employees who formerly worked in Seller’s IT division will be entitled to apply. To the extent that as part of this process any offer is made to any Business Employee, such offer shall be on terms which are not less favorable to the respective Business Employees than the corresponding terms and conditions of employment applicable to such Business Employees as at the Closing Date (for the avoidance of doubt the Offer Employee’s length of service with Seller and French NewCo would be taken over by Seller). To the extent a Business Employee accepts such offer, it is the intent of the Parties that a three party agreement shall be entered into between the former employer, the new employer and such Business Employee.

(f)	To the extent permitted by any collective bargaining agreement, trade union agreement or works council agreement and applicable Law, Seller shall provide that the Business Employees’ and Offer Employees’ personnel files, including originals of all records created prior to the Closing Date (the “Personnel Records”), shall be in the possession of the Companies as of the Closing or transferred to Purchaser or its Affiliates (including the Companies on and after the Closing) as soon as practicable thereafter. Seller shall permit Purchaser or its Affiliates or their successors, and the authorized representatives of each of the foregoing, to have full access to any personnel records of former employees of the Business retained by the Seller Parties to the extent reasonably necessary in order for Purchaser or any of its Affiliates or successors to respond to a subpoena, court order, audit, investigation or otherwise as required by applicable Law or in connection with any pending or threatened Proceedings. Purchaser and its Affiliates shall permit Seller and its authorized representatives to have full access upon reasonable notice during normal business hours to the Personnel Records in order for any Seller Party to respond to a subpoena, court order, audit, investigation or otherwise as required by applicable Law or in connection with any pending or threatened Proceedings (such determination by the Parties of access shall be reasonable and shall not be unreasonably delayed).

(g) Seller shall make reasonable efforts, subject to any collective bargaining agreement, trade union agreement or works council agreement and applicable Law, to provide Purchaser in a timely manner with information and documents relating to the Seller Benefit Plans (including service crediting), employment contracts and policies, pay and performance data, personnel records, bonus, incentive and commission plans, and such other human resources related information as may reasonably be requested by Purchaser to facilitate its efforts to transition Business Employees or Offer Employees, including, where applicable, integration with the payroll systems and employee benefit plans and programs of Purchaser and its Affiliates as of the Closing Date. Without limiting the generality of the foregoing, Seller shall reasonably cooperate with Purchaser in providing access to relevant data and employment records of Business Employees and Offer Employees reasonably necessary to administer the benefits of the Business Employees under any Assumed Benefit Plan or Assumed Employee Program maintained by Purchaser or its Affiliates in which Business Employees and Offer Employees are eligible to participate on and after the Closing Date.

7.11	Intellectual Property

(a)	As soon as practicable after the Closing, Seller shall deliver to Purchaser correct and complete copies of all Trademark, Copyright and Patent prosecution files and dockets, registration certificates, litigation files and related opinions of counsel and correspondence relating thereto, to the extent not in the possession of the Companies on the Closing Date.

(b)	As of and following the Closing Date:

(i)	(A) Seller will not, directly or indirectly, and will cause the other Seller Parties not to directly or indirectly: (x) exploit, disclose or make use of all or any part of the Company Intellectual Property, (y) use the Trademarks included in the Company Intellectual Property or any mark confusingly similar thereto or (z) attempt to register the Trademarks included within the Company Intellectual Property or any mark confusingly similar thereto; and (B) Seller will consent to and not challenge or interfere with Purchaser’s efforts to apply for or enforce registrations for, and rights in, any Company Intellectual Property worldwide, or the use or ownership thereof by Purchaser.

(ii)	Pursuant to the IT Separation Services Agreement, Seller shall, or shall cause the other Seller Parties to, maintain in force (i) any Internet domain name(s) and registration(s) thereof that, as the case may be, (A) include any Trademark that is not included in the Company Intellectual Property and (B) are required for the operating of the Business as currently conducted, and (ii) any Internet domain name(s) and registration(s) thereof that (A) include both any Trademark included in the Company Intellectual Property and any Trademark that is not included in the Company Intellectual Property and (B) are required for the operating of the Business as currently conducted (any such domain name, a “Shared Domain”).

(c)	Other than the Ancillary Agreements, all Contracts relating to Intellectual Property (including all licenses, covenants not to sue and immunities) between a Company, on the one hand, and a Seller Party, on the other hand, shall, on the Closing, be terminated and cancelled without any further Liability. As of and after the Closing, Seller shall cause the relevant Seller Parties, and Purchaser shall cause the Companies, to agree to and perform the provisions of this Section 7.11(c).

(d)

As of the Signing Date, the Seller has commissioned an audit by Black Duck (“First Audit”) for the purpose of identifying any Open Source Software that has been incorporated into, integrated with, combined with or linked to any of the Business Products listed on Exhibit 7.11(d)(A) (or any Software used therein) or from which any such Business Product (or any Software used therein) was derived in any way. To the extent that it has not been commissioned within thirty (30) days following the Signing Date, Seller and Purchaser shall commission an audit by Black Duck (“Subsequent Audit”) for the purpose of identifying any Open Source Software that has been incorporated into, integrated with, combined with or linked to any of the Business Products listed on Exhibit 7.11(d)(B) (or any Software used therein) or from which any such Business Product (or any Software used therein) was derived in any way (each such occurrence with respect to the Business Products identified in Exhibits 7.11(d)(A) and (B), an “Open Source Software Use”). Seller shall bear the costs and expenses of the First Audit and, as the case may be, of the Subsequent Audit (collectively, the “Audits”) and any subsequent consultation as set forth below. Seller and Purchaser have or shall cause Black Duck to provide copies of the reports setting out the results of the Audits simultaneously to Seller and to Purchaser. To the extent that such reports identify any Open Source Software Use, Seller shall provide to Purchaser, promptly after the receipt of the reports, all information reasonably establishing, based on such reports or otherwise, the Seller Parties’ full compliance with all of their obligations applicable to such Open Source Software or otherwise resulting from such Open Source Software Uses. If Seller cannot provide such information or if Purchaser reasonably determines that the information provided by Seller does not establish such compliance, Seller shall as soon as reasonably practicable devise, based on consultation with Black Duck, a plan for effectively remediating any such non-compliance, which plan shall be communicated to Purchaser (the “Compliance Plan”). Seller agrees to take (and to cause the other Seller Parties to take) all preparatory steps necessary to enable Seller (prior to the Closing) and the Companies (prior to and, if necessary, after the Closing) to implement the Compliance Plan as soon as reasonably practicable after receiving Purchaser’s consent thereto (such consent not to be unreasonably withheld or delayed), including, as applicable, the following steps:

(i)	the establishment and maintenance of an internal repository of all relevant source code;

(ii)	the collection and maintenance of all licenses that are applicable to the Open Source Software identified and authenticated in the Black Duck report and all Open Source Software attribution information and copyright notices if required under the license, and

(iii)	the collection and comparison of information on all modifications made by the Seller Parties or the Companies to any Open Source Software;

provided, however, that Seller shall consult with Purchaser and receive Purchaser’s prior written consent (such consent not to be unreasonably withheld or delayed) prior to taking any remedial measures to rectify such non-compliance, including any measures that: (A) require the disclosure of any source code to Persons other than the Companies; (B) remove any Software code from any Business Products; or (C) provide any Person other than the Companies with Software patches or updates. Without limiting the foregoing, as soon as practicable after the Signing Date, Seller shall, in consultation with Purchaser, establish general policies, processes and procedures for the Business’s use and management of Open Source Software and for compliance with licenses related thereto. It is expressly agreed between the Parties that, in the event Purchaser does not provide its consent for the implementation of the Compliance Plan or any remedial measures set forth above, the Seller Parties shall not be held liable for any non-compliance that could have been rectified with such consent of Purchaser, provided, however, that this limitation on liability does not apply to (i) the removal of code that impacts functionality or (ii) the disclosure of source code.

7.12	Cooperation

Each of the Parties undertakes to make reasonable efforts to ensure that all measures necessary or useful for the completion of the transactions contemplated in this Agreement and in the Ancillary Agreements are taken in a timely manner. Each of the

Parties also undertakes to take all necessary steps to permit the other Party and its attorneys to ascertain the satisfactory performance of all of its undertakings made herein. In the event that at any time after the Closing Date any additional reasonable measures are necessary or desirable for the completion of the subject matter hereof, the Parties shall take all such measures, or shall ensure that they are taken.

ARTICLE VIII

TAX MATTERS

8.1	Preparation and Filing of Tax Returns; Payment of Taxes

(a)	Seller shall, and shall procure that the other Seller Parties and the Companies will, prepare and timely file, or cause to be timely filed, all Tax Returns of the Companies and all Tax Returns in respect of the assets, liabilities, or the operation of the Business (i) that are not yet filed as at the Signing Date but due on or before the Closing Date or (ii) for any Tax period that ends on or before the Closing Date and are due after the Closing Date (excluding for the avoidance of doubt, any Straddle Period), and shall pay or cause to be paid all Taxes shown on such Tax Returns or on any Tax assessment notices received by the Seller Parties (with respect to the Business or any Company) or the Companies on or before the Closing Date, provided that any such Tax which is not yet paid at the Closing Date shall be deemed paid by Seller if taken into account in the determination of the Purchase Price pursuant to Sections 1.4, 1.5 and 1.6. Such Tax Returns shall be prepared in accordance with applicable Law. Seller shall, and shall procure that the Seller Parties and the Companies will, (i) provide Purchaser with copies of completed drafts of such Tax Returns timely so as to allow Purchaser to review and comment on such drafts, and (ii) incorporate any timely and reasonable comments communicated by Purchaser, provided such comments are not likely to increase Seller’s liability under this Agreement. Purchaser hereby expressly acknowledges that it shall not be entitled to file, or cause to be filed, any amendment, change or note whatsoever in relation to Tax Returns of the Companies or to Tax Returns in respect of the assets, liabilities, or the operation of the Business (i) filed on or before the Closing Date or (ii) for any Tax period that ends on or before the Closing Date and are due after the Closing Date without Seller’s consent. Notwithstanding anything herein to the contrary, Purchaser may file, or cause to be filed, an amended Tax Return to the extent required by applicable Law.

(b)	Seller shall be entitled to refunds received by Purchaser, any of its Subsidiaries or any of the Companies, net of all reasonable after-tax costs incurred by or imposed on Purchaser, any of its Subsidiaries, or any of the Companies with respect to such refunds, of any Taxes borne by any Seller Party or Company in relation to a period that ends on or before the Closing Date (the “Pre-Closing Tax Refunds”) only to the extent that the individual Pre-Closing Tax Refund exceeds EUR 25,000. Purchaser shall, and shall cause any of its Subsidiaries or any of the Companies to, take such reasonable steps as shall be necessary to effectively obtain such refunds. Notwithstanding anything herein to the contrary, Seller shall not be entitled to any Pre-Closing Tax Refunds to the extent they are reflected as a receivable in the Net Working Capital in the Closing Date Accounts, and Seller’s right to receive the Pre-Closing Tax Refunds shall survive only until the expiration of the relevant statute of limitation.

8.2	Cooperation on Tax Matters

(a)	After the Closing Date, Purchaser shall have the exclusive right to represent the interests of the Companies and of the Business in any and all Tax audits, assessments or administrative or court proceedings relating to Tax Returns for Tax periods ending after the Closing Date; provided, however, that Seller shall have the right to participate in any such audit, assessment or proceeding and to employ counsel of Seller’s choice at its own expense for purposes of such participation and Purchaser shall not be entitled to settle, either administratively or after the commencement of litigation, without Seller’s consent, which shall not be unreasonably withheld, any claim for Taxes to the extent that any such audit, assessment or proceeding would result in a Tax payable by a Seller Party or an indemnity payment by Seller pursuant to Sections 8.1 or 11.1.

(b)	After the Closing Date, the Seller Parties shall have the exclusive right to represent the interests of the Companies and of the Business in any and all Tax audits, assessments or administrative or court proceedings relating to Tax Returns for Tax periods ending on or before the Closing Date; provided, however, that Purchaser shall have the right to participate in any such audit, assessment or proceeding and to employ counsel of Purchaser’s choice at its own expense, and the Seller Parties shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes of Purchaser, the Companies or the Business if such settlement would adversely affect Taxes for any period after the Closing Date to any extent without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. In the event the Seller Parties fail within thirty (30) Business Days after notice to answer, defend or handle any such audit, assessment or proceeding, or to respond in a timely manner to a request or inquiry made by a Tax Authority in connection with such audit, assessment or proceeding, then Purchaser shall have the right to represent the interests of the Companies and of the Business, and the Seller Parties shall be bound by the results obtained by Purchaser in connection with such audit, assessment or proceeding, provided however that Purchaser shall at all times keep the Seller Parties informed of any development in relation to any such audit, assessment or proceeding.

(c)	Seller agrees to notify Purchaser promptly in writing upon receipt by the Seller Parties or the Companies of notice of any pending Tax audits or assessments relating to the income, properties or operations of the Seller Parties or the Companies.

(d)	Purchaser agrees to notify Seller promptly in writing upon receipt by Purchaser or any of its Subsidiaries after the Closing Date (including for the avoidance of doubt, the Companies) of notice of any pending Tax audits or assessments relating to the income, properties or operations of the Companies that includes any pre-Closing period.

(e)	After the Closing Date, Seller and Purchaser agree to cooperate, and to cause the Companies to cooperate, and provide each other with such information relating to the Business and the Companies as the other Party may reasonably request in (i) filing any Tax Return or other Tax filing or claim for refund of Taxes, (ii) determining any Tax liability or right to refund of Taxes, (iii) conducting or defending any audit or other proceeding in respect of Taxes, or (iv) effectuating the terms of this Agreement. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller shall, and shall procure that the Seller Parties will, retain its and their books and records with respect to Tax matters pertinent to the Business relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser, any extensions thereof) of the respective Tax periods, and abide by all record retention agreements entered into with any Tax Authority. Prior to the expiry of the relevant retention period, Seller shall give Purchaser reasonable written notice prior to transferring, destroying or discarding any such books and records (excluding for the avoidance of doubt, any books and records transferred to Purchaser prior to such date) and, if Purchaser so requests, Seller shall allow Purchaser and the Companies to take possession of such books and records. Notwithstanding the foregoing, no Party shall be unreasonably required to prepare any document, or determine any information, not then in its possession in response to a request under this Section 8.2(e).

(f)	Seller and Purchaser agree to enter into an exit agreement (convention de sortie) that will address relevant Tax consequences resulting from the Companies’ exit from the French consolidated group of Seller substantially in the form attached as Exhibit 8.2(f).

8.3	Straddle Period

(a)	Income Taxes relating to the pre-Closing portion of any Straddle Period shall be determined and computed as if a fiscal year had been formally closed on the Closing Date, taking into account carry forward losses available for offset until such period and available tax credits, provided that:

(i)	any Tax due in relation to the pre-Closing portion of any Straddle Period which is deductible from the basis of assessment of income Taxes will be treated as immediately deductible for the purpose of calculating income Taxes relating to the pre-Closing portion of any Straddle Period even if not immediately deductible under standard Tax rules; and

(ii)	any allowance or tax credit which is calculated on an annual basis (including but not limited to research and development tax credit) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(iii)	If the benefit of any carry forward losses, Tax credit or Tax deduction taken into account for purposes of calculating the Straddle Period Liability is subsequently denied by the relevant Tax authority (other than as a result of an event, action, circumstance, condition, occurrence or non-occurrence attributable to the Purchaser or any of its Affiliates occurring after Closing), then the portion of additional Straddle Period Liability resulting from such denial shall become payable by Seller to the Purchaser.

The same principles shall apply for all Taxes which might be due in respect of the Straddle Period and calculated by reference to income, profits or gains earned, accrued or received, or deemed to be earned, accrued or received for Tax purposes, during the Straddle Period.

(b) Real and personal property Taxes and any other ad valorem Taxes due in relation to the Straddle Period shall be apportioned between the pre-Closing portion of any Straddle Period and the post-Closing portion of any Straddle Period on a per diem basis.

(c) Any withholding tax due in relation to a specific payment or a Tax that is due as a result of the disposition of a capital asset shall be allocated to the pre-Closing portion of any Straddle Period if the relevant specific event giving rise to the withholding tax or the disposition of a capital asset occurs on or prior to the Closing Date. For the avoidance of doubt, any such event or disposition occurring after the Closing Date shall not be taken into account in computing the Taxes allocated to the pre-Closing portion of any Straddle Period.

(d) For purposes of calculating a Tax due for the Straddle Period, to the extent the applicable Tax rate is not known at the date of the calculation of the Straddle Period Liability, the last available rate shall be applied. For those Taxes or Tax credits the final of which cannot be finally determined at the date of calculation of the Straddle Period Liability, a reasonable estimate taking into account the elements which are known (and for those not known, the one used for the previous Tax period shall be used) shall be made.

8.4	Value Added Taxes

(a)	All consideration specified for supplies of goods or services made, or deemed to be made, under this Agreement that do not explicitly address VAT, shall be exclusive of any and all applicable VAT. With respect to each such supply of goods or services, the Party that makes such supply shall, on or after the Closing Date, provide the other Party with a properly completed and executed VAT invoice (or other valid and customary VAT documentation) with respect to the relevant supply of goods or services promptly and in accordance with applicable Law.

(b)	Seller and Purchaser shall procure that any Person retaining any VAT records as of Closing preserve such VAT records for such periods as may be required by relevant Tax Law and during such period permit the other party or its agents at all reasonable times and subject to reasonable written notice to inspect and take copies of such VAT records at the cost of the person requesting such inspection or copies.

ARTICLE IX

NON-COMPETITION AND NON-SOLICITATION

9.1	Non-Competition

Except as otherwise provided in Section 9.3, Seller shall not, and shall procure that the Persons listed in Exhibit 9.1 and Seller’s Affiliates (other than the Companies) shall not, in any manner whatsoever during the time periods and in the regions set forth in Exhibit 9.1, either individually or in partnership or jointly or in conjunction with any other Person, directly or indirectly, carry on, engage or be interested in, be concerned with, provide services to or assist (as principal, beneficiary, director, shareholder, partner, agent, employee, consultant, independent contractor, supplier, financier or in any other capacity whatsoever) any Person to carry on, engage in or be concerned with or interested in, any business that develops, markets, licenses, sells, distributes or otherwise provides or offers any products that are competitive with the current products and services of the Business (“Current Offerings”), substitutions therefor or enhancements or modifications thereto, licensed, distributed or sold by the Companies, Purchaser or any of Purchaser’s Affiliates that carry on the Business after the Closing.

9.2	Non-Solicitation

Except as otherwise provided in Section 9.3 and in Section 7.10(d), Seller shall not, and shall procure that the Persons listed in Exhibit 9.2 and Seller’s Affiliates (other than the Companies) shall not, in any manner whatsoever during the time periods and in the regions set forth in Exhibit 9.2, either individually or in partnership or jointly or in conjunction with any other Person:

(a)	solicit or endeavor to entice away, either directly or indirectly, personally or through other individuals or legal entities, any customer, prospective customer or any Person who has been a customer of the Seller Parties in relation to the conduct of the Business, any of the Companies or their respective Affiliates in order to sell such customer, prospective customer or Person any products or offerings that are competitive with the Current Offerings, substitutions therefor or enhancements or modifications thereto, licensed, distributed or sold by Purchaser or any of Purchaser’s Affiliates that carry on the Business after the Closing;

(b)	solicit or endeavor to entice away, either directly or indirectly, personally or through other individuals or legal entities, any employee or executive of Purchaser or any of the Companies who was involved in the operation of the Business in any position whatsoever prior to the Closing Date to leave such employment/position; and

(c)	directly or indirectly hire, engage, retain the services of, solicit or induce to perform services (as an employee, consultant, independent contractor or otherwise) for the purpose of developing, marketing, licensing, selling, distributing or otherwise providing or offering any products or offerings that are competitive with the Current Offerings, any individuals who are, or were during the twelve (12) month period immediately preceding the date of such solicitation, employees, consultants or independent contractors of Purchaser or any of Purchaser’s Affiliates that carry on the Business after the Closing without the prior written consent of Purchaser.

9.3	Exceptions

(a)	Notwithstanding any provisions or restrictions contained in Section 9.1, nothing in Section 9.1 shall prohibit or restrict Seller, the Persons listed in Exhibit 9.1 and Seller’s Affiliates from (a) owning as a passive investment less than two percent (2%) in the aggregate of the publicly traded voting securities of any entity that competes with the Business, or (b) investing in an investment entity which holds or may hold an equity or debt position in portfolio companies that compete with the Business; provided however, that Seller, the Persons listed in Exhibit 9.1 and Seller’s Affiliates shall be precluded from serving as an operating partner, general partner, manager or governing board designee with respect to such portfolio companies.

(b)	Sections 9.1 and 9.2 shall not apply to the Retained Assets.

ARTICLE X

CLOSING CONDITIONS

10.1	Conditions to Each Party’s Obligations to Effect the Closing

The respective obligations of each Party to effect the Closing shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)	The Merger Clearances in all jurisdictions in which pre-closing Merger Clearances are mandatory have been obtained or are deemed, by applicable Law, to have been obtained (e.g., because jurisdiction has been declined by the respective Antitrust Authority) or the applicable waiting period has expired or terminated.

(b)	No injunction or other judgment or order issued by any court of competent jurisdiction shall be in effect preventing the consummation of the transactions contemplated hereby and by the Ancillary Agreements.

10.2	Conditions to Obligations of Purchaser

The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or written waiver by Purchaser), at or prior to the Closing, of each of the following conditions:

(a)	The representations and warranties of Seller contained in Sections 4.1, 4.2 and 4.3(a) through 4.3(c) shall be true and correct as of the Put Option Date and also as of the Closing Date, in each case except for such failures to be true and correct as would not reasonably be expected to have a Material Adverse Effect, and Purchaser shall have received a certificate signed by Seller to such effect.

(b)	Seller shall have implemented the pre-closing reorganization measures set forth in Exhibit 2.1(a) Part A, except for such failures to implement that would not reasonably be expected to have a Material Adverse Effect, it being understood that failure to acquire the minority interests in the Companies’ Equity listed in Exhibit 10.2(b) shall not be deemed to have a Material Adverse Effect, and Purchaser shall have received a certificate signed by Seller to such effect.

10.3	Conditions to Obligations of Seller

The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or written waiver by Seller), at or prior to the Closing, of the condition that the representations and warranties of Purchaser shall be true and correct as of the Put Option Date and also as of the Closing Date, and the representations and warranties pursuant to Section 6.6 shall be true and correct as of the receipt of the Acquisition Notice and also as of the Closing Date, in each case except for such failures to be true and correct as would not reasonably be expected to (i) be materially adverse to the condition (financial or otherwise), business or results of operations of Seller or (ii) prevent the consummation of the transactions contemplated under this Agreement or the Ancillary Agreement, and Seller shall have received a certificate signed by Purchaser to such effect.

ARTICLE XI

INDEMNIFICATION

11.1	Indemnification by Seller

Subject to the provisions of this Agreement, from and after the Closing, Seller agrees to indemnify, defend and hold Purchaser and its Subsidiaries (including, after the Closing, the Companies and the Designated Transferees) (the “Purchaser Indemnified Persons”) harmless in accordance with this Article XI from and in respect of any and all direct and foreseeable (in accordance with articles 1147 et seq. of the French Commercial Code) losses, damages, claims, costs and reasonable expenses (whether or not related to a Third Party Claim) (collectively, “Losses”), that they may incur arising out of or are due to:

(a)	any breach of any representation or warranty of Seller contained in Article IV;

(b)	any breach of any covenant contained in Article VII or any other obligation of Seller contained in this Agreement;

(c)	any events, acts, circumstances, conditions, occurrences or non-occurrences relating to the Business or any of the Companies, in each case which occurred or existed on or before the Closing (excluding, for the avoidance of doubt, any Taxes relating to the pre-Closing portion of any Straddle Period which, once finally determined in accordance with Section 1.6 for purposes of determining the Straddle Period Liability, shall not be subject to indemnification under Article XI), whether known or unknown at such date; it being expressly acknowledged and agreed by the Parties that, in addition to the limitations set forth in Section 11.7 below

(i)	the Purchaser Indemnified Persons shall not be entitled to any indemnification under this Section 11.1(c) with respect to the value of any assets of the Companies, Sold Assets or any other portion or asset of the Business (whether excessive, insufficient or in connection with depreciation of value of such asset), including for the avoidance of doubt the goodwill of the Business;

(ii)	there shall be no indemnification under this Section 11.1(c) if the underlying Loss (A) was already taken into account in the determination of the Purchase Price pursuant to Sections 1.4 through 1.6, (B) results from, or has been increased as a result of, any action taken by or on behalf of, or omission of, Purchaser or any of its Subsidiaries (including, for the avoidance of doubt, the Companies) outside the Ordinary Course of Business (applying mutatis mutandis to Purchaser and any of its Affiliates) after the Closing (it being expressly acknowledged that the termination of an Employee shall not be deemed in the Ordinary Course of Business), or (C) results from any action expressly authorized by Purchaser pursuant to Section 7.1;

(d)	any events, acts, circumstances, conditions, occurrences or non-occurrences, in each case having occurred on or before the Closing Date, that are related to (i) the Retained Assets, (ii) any activities, assets and liabilities carved out from Companies prior to Closing, or (iii) any activities, assets and liabilities of Seller not contributed to the French NewCo as part of the reorganization measures described in Exhibit 2.1(a).

(e)	the Specific Indemnity Event;

(f)	any liabilities resulting from the pre-Closing operation of the OPUS prepaid card program to the extent such liabilities exceed the client funds for the operation of the OPUS prepaid card program available to the Companies upon Closing;

(g)	any and all Taxes of Seller and its Subsidiaries (other than Taxes of the Companies);

(h)	any and all Taxes of or relating to the Business or any Company for any Tax period (or portion thereof) that ends on or before the Closing Date (excluding, for the avoidance of doubt, any Taxes relating to the pre-Closing portion of any Straddle Period which, once finally determined in accordance with Section 1.6 for purposes of determining the Straddle Period Liability, shall not be subject to indemnification under Article XI) to the extent such Taxes have not already been paid or caused to be paid by Seller in accordance with Sections 8.1(a) or taken into account in the determination of the Purchase Price pursuant to Sections 1.4 through 1.6;

(i)	any and all Transfer Taxes resulting from or relating to the reorganization measures referred to in Section 2.1 and 5.1 to the extent they are outstanding as of the Closing Date and not already taken into account in the determination of the Purchase Price pursuant to Sections 1.4 through 1.6; and

11.2	Indemnification by Purchaser

Subject to provisions of this Agreement, from and after the Closing, Purchaser agrees to indemnify, defend and hold the Seller Parties harmless from and in respect of any and all Losses that it may incur arising out of or due to:

(a)	any breach of any representation or warranty of Purchaser contained in this Agreement or of the representations and warranties pursuant to Section 6.6; and

(b)	any breach of any covenant or other obligation of Purchaser contained in this Agreement.

11.3	Certain Limitations

Anything in this Agreement to the contrary notwithstanding:

(a)	Except in the case of fraud on part of Seller or the Seller Parties, Losses shall be recoverable by the Purchaser Indemnified Persons pursuant to the provisions of Section 11.1(a) (other than for breaches of the representations and warranties set forth in Sections 4.1 (Corporate Existence and Power of Seller), 4.2 (Consents; No Conflicts), 4.3 (Organization of the Companies), 4.13 (Taxes) and 4.20 (Brokers and Finders)), Section 11.1(b) (other than for breaches of any covenant set forth in Section 2.4(b) and Article IX (Non-Competition and Non-Solicitation)), Section 11.1(c) (to the extent not relating to Taxes) and Section 11.1(e) (to the extent not relating to social security charges payable as a result of a Specific Indemnity Event) only to the extent

(i)	the individual Loss exceeds EUR 75,000 (“De Minimis”),

(ii)	the aggregate Losses (excluding Losses that do not exceed the De Minimis threshold) exceed EUR 7,500,000, in which case the Purchaser Indemnified Persons shall be entitled to seek compensation for all Losses (excluding Losses that do not exceed the De Minimis threshold) (“Basket”), and

(iii)	the total indemnification by Seller to the Purchaser Indemnified Persons shall not exceed EUR 30,000,000 (“Liability Cap”).

(b)	Except in the case of fraud on part of Seller or the Seller Parties, Losses shall be recoverable by the Purchaser Indemnified Persons pursuant to the provisions of Section 11.1(a) in connection with Section 4.13 (Taxes), Sections 11.1(c) (to the extent relating to Taxes), 11.1(e) (to the extent relating to social security charges payable as a result of a Specific Indemnity Event) and Sections 11.1(g) through 11.1(i) only subject to a De Minimis of EUR 25,000 and a Liability Cap of EUR 50,000,000. For the avoidance of doubt, (i) any such Losses shall not be subject to a Basket, nor count towards (A) the Basket provided for in Section 11.3(a)(ii), or (B) the Liability Cap provided for in 11.3(a)(iii). Any Losses recoverable pursuant to any other provisions of the Agreement than those referred to in the first sentence of this Section 11.3(b) shall not count towards the Liability Cap provided for in this Section 11.3(b).

(c)	Seller shall have no right of claim against the Companies with respect to any breach by Seller of any of its representations, warranties, covenants or agreements or its indemnification obligations pursuant to Article XI, and from and after the Closing, the Companies shall have no obligation with respect to breaches of representations, warranties, covenants or agreements or Seller’s indemnification obligations pursuant to Article XI.

11.4	Survival

(a)	Except for the representations and warranties set forth in Sections 4.1, 4.2, 4.3, and 4.13 which shall survive only until thirty (30) days after the expiration of the relevant statute of limitation, the representations and warranties of the Parties contained in this Agreement and liability for any breach thereof, shall survive only until the expiry of a period of eighteen (18) months following the Closing Date.

(b)	Any liability pursuant to Section 11.1(c) and 11.1(e) shall survive only until the expiry of a period of eighteen (18) months following the Closing Date, unless such liability relates to Taxes (including, for the avoidance of doubt, social security charges), in which case the liability shall survive only until thirty (30) days after the expiration of the relevant statute of limitation.

(c)	Any liability pursuant to Sections 11.1(d) and 11.1(f) through 11.1(i) shall survive only until thirty (30) days after the expiration of the relevant statute of limitation.

(d)	Except for any liability relating to breaches of the covenants set forth in Section 2.4(b) and Article IX (Non-Competition and Non-Solicitation) which shall survive only for a period of five (5) years following the Closing Date, any other liability under this Agreement shall survive only for a period of eighteen (18) months following the Closing Date.

11.5	Claims for Indemnification

No Party or other Person shall be entitled to indemnification pursuant to this Agreement unless such Party or other Person has given written notice of its claim for indemnification within the survival periods specified in the foregoing provisions of this Article XI, except for those matters listed in Exhibit 11.5 where notice shall be deemed to have been served.

11.6	Notice and Opportunity to Defend

(a)	If there occurs an event which Seller or a Purchaser Indemnified Person asserts is an indemnifiable event pursuant to Sections 11.1 or 11.2, the Person(s) seeking indemnification (the “Indemnified Person”) shall notify in writing the Party obligated to provide indemnification (the “Indemnifying Party”) promptly, but no later than twenty (20) Business Days, after the Indemnified Person is informed of any claim, event or matter as to which indemnity may be sought; provided that the failure of the Indemnified Person to give notice as provided in this Section 11.6 shall not relieve any Indemnifying Party of its obligations under Section 11.1, except to the extent that such failure prejudices the rights of any such Indemnifying Party. In the event of any claim, action, suit, proceeding or demand asserted by any Person who is not a Party or a Purchaser Indemnified Person (or a successor to such Party or Person) (a “Third Party Claim”) which is or gives rise to an indemnification claim, the Indemnifying Party may elect within ten (10) Business Days to participate or assume the defense of any such claim or any litigation resulting therefrom using counsel that upon retention to represent the Indemnifying Party with respect to such matter is reasonably satisfactory to the Indemnified Person (who must give the Indemnifying Party written notice of any objection to such counsel within five (5) Business Days after its receipt of notice of such retention and absent such objection, such counsel shall be deemed to be reasonably acceptable).

(b)	If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Person may participate in such defense at the Indemnified Person’s expense, which shall include counsel of its choice at its own expense; provided that the Indemnified Person shall have the right to employ, at the Indemnifying Party’s expense, one counsel of its choice in each applicable jurisdiction (if more than one jurisdiction is involved) to represent the Indemnified Person if

(i)	the Indemnifying Party elects not to defend a Third Party Claim,

(ii)	the Indemnifying Party fails to notify the Indemnified Person within the required time period of its election as provided in this Section, or

(iii)	the Indemnifying Party having timely elected to defend a Third Party Claim, fails, in the reasonable judgment of the Indemnified Person, after at least ten (10) Business Days’ notice to the Indemnifying Party, to adequately prosecute or pursue such defense (it being acknowledged that to the extent no court filing or hearing is required within such period, the Indemnifying Party shall not be deemed not to have adequately prosecute or pursue such defense).

(c)	If the Indemnifying Party assumes the defense of a Third Party Claim,

(i)	no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Person’s consent (which shall not be unreasonably withheld, conditioned or delayed) unless (A) there is no finding or admission of any violation of Law by the Indemnified Person or its Affiliates and no effect on any other claims that may be made against the Indemnified Person, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (C) the Indemnified Person receives an unconditional release from all liability in respect of the Third Party Claim, and

(ii)	the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected by the Indemnified Person without its consent (which shall not be unreasonably withheld). The Indemnified Person shall furnish such information regarding itself or the claim in question as the Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(d)	Notwithstanding the foregoing, if

(i)	an Indemnified Person determines in good faith that there is a reasonable probability that an action brought by a Major Customer or Major Supplier may have a material adverse effect (other than as a result of monetary damages) on the Indemnified Person’s relationship with such Major Customer or Major Supplier, or

(ii)	the Third Party Claim involves any action by any Governmental Entity,

such Indemnified Person may, by notice to the Indemnifying Party, assume the exclusive right to defend such action at the Indemnified Person’s expense. In such event, the Indemnifying Party may participate in such defense at the Indemnifying Party’s expense, which shall include counsel of its choice at its own expense. The Indemnified Person shall consult with, and furnish information regarding the action, to the Indemnifying Party and its counsel, if any, as reasonably requested and the Indemnified Person shall reasonably consider the Indemnifying Party’s suggestions and comments regarding the defense of such action. No compromise or settlement thereof may be effected by the Indemnified Person without the Indemnifying Party’s consent (which shall not be unreasonably withheld or delayed). The Indemnifying Party shall furnish such information regarding itself or the claim in question as the Indemnified Person may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(e)	Notwithstanding anything contained in Section 11.6 to the contrary,

(i)	In the case of any Losses incurred, arising out of, in connection with or as a result of an indemnification claim with respect to Taxes pursuant to Section 8.1 or 11.1, (A) any Third Party Claims shall be handled in accordance with the procedures set forth in Section 8.2, and (B) Seller shall indemnify the affected Purchaser Indemnified Persons within thirty (30) days after payment by the Purchaser Indemnified Persons of any Taxes resulting in such Losses to the extent that such payment of Taxes is required by Law;

(ii)	If the Purchaser Indemnified Persons are required by Law to pay an amount with respect to Taxes for Tax periods ending on or before the Closing Date in order to represent the interests of the Companies and of the Business in any and all Tax assessments or administrative or court proceedings pursuant to Section 8.2, Seller shall indemnify the affected Purchaser Indemnified persons within thirty (30) days after such payment, provided however that if payment can legally be deferred subject to the provision of guarantees, the Purchaser Indemnified Persons shall offer Seller the possibility to offer such guarantees or to pay the costs thereof in lieu of immediate payment of such Taxes;

(iii)	if Seller fails to pay all or part of any amount paid by the Purchaser Indemnified Persons specified in Sections 11.6(e)(i) and 11.6(e)(ii) when due, then Seller shall also be obligated to pay to the affected Purchaser Indemnified Persons interest on the unpaid amount for each day during which the obligation remains unpaid as provided in Section 1.7(c); and

(iv)	if, following the conclusion of any administrative or court proceedings, the Purchaser Indemnified Persons recover from any relevant Tax authority an amount with respect to Taxes, for Tax periods ending on or before the Closing Date, which the Seller has paid to the Purchaser Indemnified Persons under Sections 11.6(e)(i) or 11.6(e)(ii) above or the Purchaser Indemnified Persons receive an indemnity covering the costs of any guarantees provided by Seller or the costs of which were borne by Seller, under Section 11.6(e)(ii), the Purchaser Indemnified Persons shall promptly repay such amounts to Seller.

11.7	Effect of Investigation or Knowledge; Limitations on Liability; Other

(a)	Subject to the provisions of this Section 11.7, any claim for indemnification by an Indemnified Person pursuant to Section 11.1(c) and Section 11.2 shall not be adversely affected by any investigation by or opportunity to investigate afforded to the Indemnified Person at any time, nor shall such a claim be adversely affected by the Indemnified Person’s knowledge on or before the Closing Date of any breach of the type specified in Article XI or of any state of facts that may give rise to such a breach. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation pursuant to Section 11.1(c) and Section 11.2, will not adversely affect the right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants or obligations.

(b)	The amount of any Loss for which indemnification is provided under this Article XI shall be net of any amounts actually recovered by the Indemnified Person under insurance policies in effect and applicable to such Loss after taking into account any increase in premiums as a result of the relevant insurance claim. Purchaser shall use commercially reasonable efforts to pursue all such insurance recoveries to which Purchaser or the Companies may be entitled (whether directly or as a result of assignment of their benefit).

(c)	Any payment or indemnity required to be made pursuant to Section 11.1 shall be reduced by the amount of any Tax saving or benefit relating to such payment or indemnity (including any Tax reduction or credit) actually realized by the Indemnified Person (which term shall, for purposes of this paragraph, include the ultimate payer(s) of Taxes in the case of an Indemnified Person that is a branch or a disregarded entity or other pass-through entity for any Tax purpose) in the year the Loss is incurred that would not have been realized but for the Loss giving rise to the payment or indemnity.

(d)	Notwithstanding Section 11.1, the Purchaser Indemnified Persons shall not be entitled to indemnification under this Article XI with respect to any Loss that:

(i)	is expressly reflected as a liability or reserve in the Closing Date Accounts, to the extent such liability or reserve has been taken into account in the calculation of the Financial Debt or the Net Working Capital;

(ii)	results from the entry into force of, or changes in, any Laws (including with retroactive effect), or changes in the interpretation of any Laws on the basis of case law or administrative or regulatory practice, in each case after Closing;

(iii)	results from any change in the IFRS and the Accounting Principles after Closing;

(iv)	results from any element, event or fact which occurred after Closing outside the Ordinary Course of Business (applying mutatis mutandis to Purchaser and its Affiliates);

(v)	except for any Loss pursuant to Section 11.1(c), results from facts, events or omissions disclosed or reasonably discoverable in documents available to the public or in the disclosure Schedules to this Agreement as may be supplemented in accordance with Section 4.22;

(vi)	results from, or has been increased as a result of, any action taken by or on behalf of, or omission of, Purchaser or any of its Affiliates (including, for the avoidance of doubt, the Companies) outside the Ordinary Course of Business (applying mutatis mutandis to Purchaser and any of its Affiliates) after Closing; or

(vii)	results from any counterclaim by Business Employees dismissed by Purchaser or any of its Affiliates (including, for the avoidance of doubt, the Companies) after Closing.

(e)	Notwithstanding the fact that a Loss may result from a breach or inaccuracy of more than one item set forth in Section 11.1, a Party’s liability may only be sought once in respect of any such Loss.

(f)	No Loss may be indemnified twice or be indemnified if it has already been taken into account in the determination of the Purchase Price pursuant to Sections 1.4 through 1.6.

(g)	The indemnification provisions contained in this Article XI are intended to provide the sole and exclusive remedy following the Closing as to all Losses any Party may incur arising from or relating to the Agreement or the transactions contemplated thereby, and each Party hereby waives to the full extent they may do so, any other rights or remedies that may arise under any applicable statute, rule or regulation.

(h)	The indemnities herein are intended solely for the benefit of the Persons expressly identified in this Article XI (and their permitted successors and assigns) and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.

(i)	To the extent permitted by applicable Law, the Parties agree to treat all payments under the indemnification provisions of this Article XI as an adjustment to the Purchase Price.

(j)	For purposes of this Article XI, all references to this Agreement shall be deemed to include Exhibits and Schedules hereto as well as any certificates delivered hereunder.

ARTICLE XII

DEFINITIONS AND INTERPRETATION

12.1	Definitions

For the purposes of this Agreement:

“2012 Combined Financial Statements” has the meaning set forth in Section 4.5(a).

“2013 Combined Balance Sheet” has the meaning set forth in Section 4.5(b).

“2013 Combined Financial Statements” has the meaning set forth in Section 4.5(b).

“Accounting Principles” has the meaning set forth in Section 1.6(a).

“Acquisition Notice” has the meaning set forth in Section 1.2(a).

“Adjusted 2014 Revenue of the Business” means the aggregate revenue of the Business generated in the financial year 2014 (with revenue generated from Seller or Seller Parties being capped at EUR 19,600,000 for purposes of calculating the Adjusted 2014 Revenue of the Business), minus the Disposed Revenue, provided that (i) the maximum amount of revenue to be so deducted shall be limited to EUR 25,000,000, and (ii) a Disposal shall not be deemed to have occurred until completion of such Disposal actually occurs. The relevant revenue shall be determined using IFRS and the Accounting Principles and the currency exchange rates used in the 2013 Combined Financial Statements, as attached in Exhibit 12.1(i).

“Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned and controlled by, such specified Person.

“Agreement” has the meaning set forth in the Preamble.

“AMF” means the French Autorité des marchés financiers.

“Ancillary Agreements” means the Local SPAs, the Local APAs, the Trademark License Agreement, the IT Separation Services Agreement, the Transitional Services Agreement, the OneKey License Agreement, the MyIT License Agreement, the Reportive License Agreement, the Docnet Distribution Agreement and the Printing Services Agreement, it being expressly acknowledged that, should Seller and Purchaser or any of their Subsidiaries enter in all or part of the Offered Data Supply and Services, the underlying agreements shall be deemed Ancillary Agreements.

“Antitrust Authority” has the meaning set forth in Section 7.3(a).

“Assumed Benefit Plan” shall mean each Seller Benefit Plan or portion thereof that (i) Purchaser or any of its Affiliates is required to assume under applicable Law or any applicable collective bargaining agreement, trade union agreement or works council agreement, or (ii) is sponsored or maintained by the Companies as of Closing.

“Assumed Employee Program” shall mean each Employee Program or portion thereof that (i) Purchaser or any of its Affiliates is required to assume under applicable Law or any applicable collective bargaining agreement, trade union agreement or works council agreement, or (ii) is sponsored or maintained by the Companies as of Closing.

“Assumed Liabilities” has the meaning set forth in Section 1.1(c).

“Audits” has the meaning set forth in Section 7.11(d).

“Basket” has the meaning set forth in Section 11.3(a)(ii).

“Benefit Plan” means the collective plans or programs relative to severance, retirement, profit sharing, savings, life, health, disability, accident, medical insurance, or other welfare fringe benefit.

“Business” has the meaning set forth in the Recitals.

“Business Data” has the meaning set forth in Section 4.16(a).

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banking institutions in Paris or New York are authorized or obligated by Law or executive order to be closed.

“Business Employee” means any individual who is a Transfer Employee or a Reorganization Employee.

“Business Products” means all products and services developed (including products and services for which development is ongoing), manufactured, made commercially available, marketed, distributed, sold, provided, imported for resale or licensed out by or on behalf of the Business or a Company since its inception.

“Business Software” means all material Software either owned by the Companies or used in connection with the Business (whether owned by the Seller Parties or licensed from any other Person).

“Cash” has the meaning set forth in Section 1.4(b).

“Cash Pool Companies” has the meaning set forth in Section 2.2(a).

“Cash Pool Payable” has the meaning set forth in Section 2.2(c).

“Cash Pool Receivable” has the meaning set forth in Section 2.2(c).

“Cash Pool Subsidiaries” has the meaning set forth in Section 2.2(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Accounts” has the meaning set forth in Section 1.6(a).

“Code” means the United States Internal Revenue Code of 1986, as amended, including any successor thereto and any regulations promulgated thereunder.

“Companies” has the meaning set forth in the Recitals.

“Companies’ Equity” has the meaning set forth in Section 4.3(c).

“Company Intellectual Property” means all Intellectual Property owned by the Companies and all Intellectual Property transferred to the Companies pursuant to the reorganization measures in Section 2.1(a) and Exhibit 2.1(a), excluding for the avoidance of doubt, any Intellectual Property (i) exclusively relating to the Retained Assets which shall be transferred out of any Company pursuant to the reorganization measures set forth in Section 2.1(a) and (ii) licensed by any Seller Party to Purchaser under the Trademark License Agreement or Transitional Services Agreement.

“Compliance Plan” has the meaning set forth in Section 7.11(d).

“Contract” means any written or oral contract, agreement, lease, license, sales and purchase order, warranty or similar binding arrangement or understanding, in each case as amended or supplemented from time to time.

“Contributor” means any former or current employee, officer, director, consultant or any other individual who is or has been involved in the creation, invention or development of Intellectual Property for or on behalf of the Companies or the Business.

“Copyrights” means all copyrights (registered or unregistered), copyright registrations and applications and moral rights, and rights ancillary or equivalent thereto, and all rights therein provided by multinational treaties or conventions

“Current Offerings” has the meaning set forth in Section 9.1.

“Database” means the collection or compilation of data used, recorded, stored, transmitted and retrieved in electronic or paper form by the Seller Parties or the Companies in the conduct of the Business as presently conducted, or acquired from third parties. The term “Database” includes all documentation, written narratives and flow diagrams of all procedures used in connection with the collection, processing, projection and distribution of data contained in Databases.

“Database Rights” means all databases, including sui generis database rights.

“Data Protection Authorities” means any Governmental Entity responsible for monitoring the application within its territory of the applicable Data Protection Legislation or enforcing such legislation, such as the Commission nationale de l’informatique et des libertés (CNIL) in France or the Information Commissioner in the United Kingdom, including any Governmental Entity with whom another Data Protection Authority must consult or whose authorization is required such as the Committee in charge of healthcare research processing (CCTIRS) in France.

“Data Protection Legislation” means (i) the EU Data Protection Legislation, (ii) all Laws implementing the EU Data Protection Legislation, (iii) the Health Insurance Portability and Accountabilty Act (HIPAA) and its accompanying regulations, and (iv) any other applicable European Union, United States, national, federal, state or other Laws relating to the use, processing, collection or dissemination of personal data or personally identifiable information, including without limitation Laws regulating the processing of personal data for the purposes of direct marketing and Laws protecting privacy. For the purpose of this Agreement, the terms “personal data”, “personally identifiable information”, “processing”, “control”, “data subject”, derivatives thereof or equivalent concepts in relation to personal data or personally identifiable information shall have the meanings ascribed to them in the applicable Data Protection Legislation.

“De Minimis” has the meaning set forth in Section 11.3(a)(i).

“Designated Transferees” has the meaning set forth in Section 1.2(a).

“Designs” shall mean all designs, whether registered or unregistered.

“Disposal” has the meaning set forth in Section 7.3(e).

“Disposed Business” has the meaning set forth in Section 7.3(e).

“Disposed Revenue” means the revenue generated by each of the Disposed Businesses during the financial year 2014, duly aggregated. The relevant revenue shall be determined using IFRS and the Accounting Principles and the currency exchange rates used in the 2013 Combined Financial Statements, as attached in Exhibit 12.1(i).

“Dispute” has the meaning set forth in Section 13.2(b).

“Disputed Amounts” has the meaning set forth in Section 1.6(d).

“Docnet Distribution Agreement” has the meaning set forth in Section 2.7.

“Drop Dead Date” shall mean the date that is three hundred (300) days after the later of (i) the date of the Merger Filing with the European Commission, and (ii) the date of the Merger Filing with the U.S. Federal Trade Commission and Department of Justice, or such later date as the Parties may agree.

“Employee Program” means the employee collective plans or programs, collective agreements or commitments that are relative to severance, retention, change in control and, termination terms, retirement and pension, profit sharing, variable, incentive or deferred compensation, stock option, restricted stock or other equity-based plan, vacation and working time, savings, life, health, disability, accident, medical insurance, or other welfare fringe benefit that is established to provide benefits to any current or former employee or current or former independent contractor of an employer, its affiliates or their successor.

“Encumbrance” means any option, mortgage, charge, pledge, transfer restriction, lien, title defect, right of first refusal, right of first offer, or any other security, encumbrance or restriction to use or transfer.

“Estimated Purchase Price” has the meaning set forth in Section 1.5.

“Exhibits” shall mean the exhibits to this Agreement.

“EU Data Protection Legislation” means directive 95/46/EC of the European Parliament and of the Council of October 24, 1995 on the protection of individuals with regards to the processing of personal data and on the free movement of such data and directive 2002/58/EC of the European Parliament and of the Council of July 12, 2002 concerning the processing of personal data and the protection of privacy in the electronic communications sector.

“Financial Debt” has the meaning set forth in Section 1.4(b).

“Financial Information” has the meaning set forth in Section 1.6(a).

“First Audit” has the meaning set forth in Section 7.11(d).

“French NewCo” shall mean the French société par actions simplifiées to be incorporated as set forth in Exhibit 2.1(a).

“Governing Documents” means, with respect to a Person that is not an individual, (i) its articles or certificate of incorporation and bylaws or certificate of formation and operating agreement (or equivalent creation, formation, or organizational documents) and (ii) any amendment or supplement to the foregoing.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any Tax, regulatory or governmental or quasi-governmental authority, any Intellectual Property Office and any Data Protection Authority.

“ICC” has the meaning set forth in Section 13.2(c).

“IFRS” means international financial reporting standards (i) as implemented in the European Union, or (ii) for purposes of the SEC Financial Statements, issued by the International Accounting Standards Board.

“Indemnified Person” has the meaning set forth in Section 11.6(a).

“Indemnifying Party” has the meaning set forth in Section 11.6(a).

“Independent Auditor” means (i) the Paris office of (A) Baker Tilly LLP or, if it refuses its appointment, (B) FTI Consulting, France or, if it refuses its appointment (C) Cailliau Dedouit et Associés; or if it refuses its appointment, (ii) any replacement independent auditor appointed pursuant to Section 1.6(e).

“Intellectual Property” means all rights in intellectual and industrial property in any jurisdiction, whether registered or unregistered, including rights in: (a) inventions and invention disclosures, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a Patent, (b) Patents, (c) Trademarks, (d) Designs, (e) Copyrights, (f) Software, (g) Database Rights, (h) Trade Secrets, (i) technology (including know-how and show-how), research and development information, drawings, plans, (j) any material or content of Soleau envelopes (including Designs, Copyrights, Software, Databases or Trade Secrets) and (k) all rights to obtain and rights to apply for Patents, and to register and apply for Trademarks, Designs and Copyrights, and any registrations of, applications to register and renewals and extensions of any of the foregoing with or by any Governmental Entity.

“Intellectual Property Office” means any governmental or quasi-governmental national, supranational or international agency or organization in charge of recording, granting, registering or issuing Intellectual Property anywhere in the world (including the French Institut National de la Propriété Industrielle, the Agence pour la Protection des Programmes, the United States Patent and Trademark Office, the European Patent Office, the Office of Harmonization for the Internal Market or the World Intellectual Property Organization).

“Interest Rate” shall mean the rate for deposits in euro for a period of three (3) months quoted on the Reuters Page EURIBOR at 11:00 am on the relevant due date, plus 100 basis points, calculated on the basis of actual days elapsed divided by 360; provided, however, that the Interest Rate shall not to be less than 0%.

“Interim Revenue Adjustment Amount” shall equal 50% of the Revenue Adjustment Amount calculated as if (i) all Disposals were completed, and (ii) the Net Proceeds were equal to EUR 0.

“IP Agreements” means all Contracts under which a third party licenses or provides any Intellectual Property to any Company or, to the extent such Intellectual Property is used in the Business, to any Seller Party (except for any non-exclusive licenses for commonly commercially available “off the shelf” Software programs with a value of less than EUR 50,000 per year under which a Company is a licensee) including Contracts containing releases, immunities from suit, covenants not to sue or non-assertion provisions that relate to Intellectual Property.

“IT Separation Services Agreement” has the meaning set forth in Section 2.6(a).

“Kadridge Distribution Agreement” has the meaning set forth in Section 2.7.

“Key Business Employee” means any Business Employee holding free shares in Seller as of June 30, 2014.

“Law” means any applicable law, ordinance, regulation, rule, treaty, judgment, order (whether temporary, preliminary or permanent), decree, binding recommendations and opinions, arbitration award, license or permit of any Governmental Entity.

“Liability Cap” has the meaning set forth in Section 11.3(a)(iii).

“Local Cash Pool” has the meaning set forth in Section 2.2(a).

“Local APAs” has the meaning set forth in Section 1.3(b).

“Local SPAs” has the meaning set forth in Section 1.3(a).

“Local Transfer Agreements” has the meaning set forth in Section 1.3(b).

“Losses” has the meaning set forth in Section 11.1.

“LTM Revenue” means the aggregate revenue of the Business during the past twelve (12) months ending on the Closing Date.

“Major Customers” means the top twenty-five (25) customers of the Business in terms of worldwide consolidated (i.e. taking into account its affiliated entities) euro value during the financial year 2013.

“Major Suppliers” means the top twenty-five (25) suppliers of the Business in terms of worldwide consolidated (i.e. taking into account its affiliated entities) euro value during the financial year 2013.

“Marks” shall mean the “Cegedim” trademarks and the “Medexact” trademarks.

“Material Adverse Effect” means any change, event, circumstance or effect (whether alone or together with other changes, events, circumstances or effects) that is or would reasonably be expected to (i) be materially adverse to the condition (financial or otherwise), business or results of operations of the Business and/or the Companies taken as a whole, or (ii) prevent consummation of the transactions contemplated under this Agreement and the Ancillary Agreements.

“Material Contracts” means (i) any master agreement (it being specified that any agreement which governs the key terms of a contractual relationship with a Major Customer or Major Supplier shall be deemed a master agreement) in relation to the conduct of the Business with any Major Customer or any Major Supplier, and (ii) any agreement in relation to the conduct of the Business involving consolidated (i.e., taking into account its affiliated entities) payments in excess of EUR 5,000,000 by any party thereto during the fiscal year ending on December 31, 2013, it being understood for the avoidance of doubt that any local application agreement, statement of work, work order or any similar agreement under a master agreement referred to in (i) above shall not be deemed a Material Contract.

“Merger Clearances” has the meaning set forth in Section 7.3(a).

“Merger Filings” has the meaning set forth in Section 7.3(a).

“MyIT License Agreement” has the meaning set forth in Section 2.7.

“Negative Adjustment Amount” has the meaning set forth in Section 1.6(k).

“Net Proceeds” means (A) in the event the Disposed Revenue is lower than or equal to EUR 25,000,000, an amount equal to the lower of (i) the aggregate cash consideration (net of any reasonable out-of-pocket costs and disposal fees) received by Purchaser as consideration for all Disposals (the “Consideration”) and (ii) the Disposed Revenue, (B) in the event the Disposed Revenue exceeds EUR 25,000,000, an amount equal to the lower of (i) EUR 25,000,000 and (ii) the Consideration (x) multiplied by EUR 25,000,000 and (y) divided by the Disposed Revenue.

“Net Working Capital” has the meaning set forth in Section 1.4(c).

“Notice of Disagreement” has the meaning set forth in Section 1.6(b).

“OneKey License Agreement” has the meaning set forth in Section 2.7.

“Offered Data Supply and Services” has the meaning set forth in Section 2.8(a).

“Offer Employees” has the meaning set forth in Section 7.10(d).

“Open Source Software” means any Software that is subject to the terms of any Contract in a manner that requires that such Software, or other Software into which such Software is incorporated, or other Software linked to, derived from, combined with or distributed with such Software, be (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; or (iii) redistributable at no charge. Without limiting the foregoing, any Software that is subject to the terms of any of the licenses certified by the Open Source Initiative and listed on their website (www.opensource.org) is Open Source Software.

“Open Source Software Use” has the meaning set forth in Section 7.11(d).

“Ordinary Course of Business” means the ordinary course of business of Seller (to the extent it relates to the Business) and the Companies consistent with past custom and practice (including with respect to frequency and amount).

“Parent Cash Pools” has the meaning set forth in Section 2.2(a).

“Party” and “Parties” has the meaning set forth in the Preamble.

“Patents” means all national and multinational patents, patent registrations, patent applications, provisional patent applications, utility models and petty patents, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations of any of the foregoing, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application.

“Permits” has the meaning set forth in Section 4.15(b).

“Permitted Encumbrances” means: (i) Encumbrances securing liabilities reflected in the 2013 Combined Balance Sheet or the SEC Financial Statements for the calendar year ending December 31, 2014, (ii) Encumbrances for current Taxes not yet due and payable or for which Taxes are being contested in good faith, (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Encumbrances arising or incurred in the Ordinary Course of Business or that are not yet due and payable or are being contested in good faith, and (iv) the Encumbrances referred to in Sections 7.2(c) and 7.2(d).

“Person” means an individual, corporation, partnership, limited liability company, trust or unincorporated organization or a government or any agency or political subdivision thereof, or any other entity.

“Personnel Records” has the meaning set forth in Section 7.10(f).

“Positive Adjustment Amount” has the meaning set forth in Section 1.6(k).

“Pre-Closing Tax Refunds” has the meaning set forth in Section 8.1(b).

“Printing Services Agreement” has the meaning set forth in Section 2.6(c).

“Proceedings” means any actions, suits, litigations, arbitrations, proceedings (including any civil, criminal, administrative, investigative or appellate proceeding), or hearings commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Purchase Price” has the meaning set forth in Section 1.4(a).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnified Person” has the meaning set forth in Section 11.1.

“Purchaser’s Bank Account” has the meaning set forth in Section 1.7(e).

“Put Option Agreement” has the meaning set forth in the Recitals.

“Put Option Date” has the meaning set forth in the Recitals.

“Registered Company Intellectual Property” has the meaning set forth in Section 5.5(a).

“Reorganization Employees” means those employees of Seller who will be transferred to French NewCo as part of the reorganization measures contemplated in Exhibit 2.1(a) in accordance with the Transfer Regulations and who remain employed by French NewCo immediately prior to the Closing Date.

“Reportive License Agreement” has the meaning set forth in Section 2.7.

“Representatives” means the directors, officers, employees, counsels, accountants and other authorized representatives of a Person.

“Retained Assets” has the meaning set forth in the Recitals.

“Revenue Adjustment Amount” has the meaning set forth in Section 1.4(d).

“Schedules” shall means the schedules to this Agreement.

“SEC Financial Statements” shall mean the combined carve-out financial statements of the Business, comprising a combined carve-out balance sheet, statement of operations, statement of cash flows, statement of shareholders’ equity, and statement of comprehensive income, together with all related footnotes and schedules, prepared in good faith in accordance with IFRS and the Accounting Principles applied on a consistent basis throughout the period covered thereby.

“Seller” has the meaning set forth in the Preamble.

“Seller Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to (or required to be contributed to) by the Seller Parties (in connection with the Business) or the Companies, or with respect to which any Seller Party or Company is a party, and in which any Business Employee is or becomes eligible to participate or derive a benefit.

“Seller Employee Program” means each Employee Program sponsored, maintained or contributed to (or required to be contributed to) by the Seller Parties (in connection with the Business) or the Companies, or with respect to which any Seller Party or Company is a party, and in which any Business Employee is or becomes eligible to participate or derive a benefit.

“Seller Parties” shall mean Seller and the Seller Subsidiaries designated as “Seller Party” in Exhibit 1.1(a) and Exhibit 1.1(c).

“Seller’s Bank Account” has the meaning set forth in Section 1.7(d).

“Seller’s Knowledge” means the actual knowledge of Jean-Claude Labrune, Laurent Labrune, Pierre Marucchi, Sandrine Debroise, Anna Guillaume, Karl Guenault, Chantal Perusat and Tania Sabbah.

“Shared Domain” has the meaning set forth in Section 7.11(b)(ii).

“Shares” has the meaning set forth in Section 1.1(a).

“Signing Date” means the date of signing of this Agreement.

“Software” means any and all computer programs and applications and all related source code and object code, documentation, manuals, program files, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, subroutines, algorithms, program architecture, design concepts, system design, program structure, sequence and organization, screen displays and report layouts, and all other material related to such software.

“Sold Assets” has the meaning set forth in Section 1.1(c).

“Sold Companies” has the meaning set forth in the Recitals.

“Specific Indemnity Event” has the meaning set forth in Exhibit 12.1(ii). Section 11.7(d)(vii) shall not apply with respect to any counterclaims relating to the Specific Indemnity Event.

“Straddle Period” means a Tax period that includes the Closing Date but does not begin or end on that day.

“Straddle Period Liability” means all Tax liabilities relating to the pre-Closing portion of any Straddle Period determined in accordance with Section 8.3.

“Subsequent Audit” has the meaning set forth in Section 7.11(d).

“Subsidiary” means with respect to any specified Person, any other Person with respect to which such specified Person, directly or indirectly, (i) owns or controls capital stock or other equity interests representing more than fifty percent (50%) of the general voting power under ordinary circumstances of such other Person, (ii) has the power to elect a majority of the board of directors of such other Person, or (iii) has the power to direct the business and policies of such other Person.

“Target Net Working Capital” means an amount equal to 4% of the LTM Revenue.

“Tax” or “Taxes” means any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital stock, excise, transfer, registration, gains, sales, goods and services, use, ad valorem, franchise, profits, stamp, occupation, license, withholding, escheat or unclaimed property, employment, payroll, severance, premium, value added, windfall profits, surtaxes, environmental, personal property, real property, franchise, social security, national health contributions, pension and employment insurance contributions, customs, together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax Authority, whether disputed or not.

“Tax Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“Tax Return” means any return, declaration, report, election, notice, statement or information return and including any amendment, schedule, attachment, part, supplement, appendix and exhibit thereto, made, prepared, filed or required to be filed with any Governmental Entity, domestic or foreign, with respect to Taxes.

“Third Party Claim” has the meaning set forth in Section 11.6(a).

“TOGC” means (a) in the case of VAT imposed in conformity with European Union Council Directive 2006/112/EC (the “VAT Directive”), the transfer by Seller or the Seller Parties of a totality of assets or part thereof within the meaning of Article 19 of the VAT Directive that is not subject to VAT by virtue of the relevant Tax Law of an EU member state implementing such Article, and (b) in the case of any other VAT, the transfer by Seller or the Seller Parties of a business as a going concern or a part thereof that is not subject to VAT by virtue of the relevant Tax Law of the relevant jurisdiction.

“Trademarks” means all trademarks, service marks, trade dress, logos, distinguishing guises and indicia, trade names, corporate names, business names and domain names; in each case, whether or not registered, including all common Law rights, and registrations, applications for registration and renewals thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Intellectual Property Offices of the states and territories of the United States, and the Intellectual Property Offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions and any goodwill associated with any of the foregoing.

“Trademark License Agreement” has the meaning set forth in Section 2.4(a).

“Trade Secrets” means all trade secrets and confidential information (including know-how, studies, ideas, formulas, methods, processes, procedures and specifications).

“Transfer” means any sale, assignment, hypothecation, transfer or other disposition.

“Transfer Employees” means the employees employed by the Companies (other than French NewCo) and who remain employed by the Companies (other than French NewCo) immediately prior to the Closing Date.

“Transfer Regulations” means the provisions of EU Council Directives 77/187/EC and 2001/23/EC (as amended from time to time) and the laws implementing such EU Council Directives in any relevant jurisdiction and any comparable employee transfer laws and regulations of any non-EU jurisdictions.

“Transfer Taxes” has the meaning set forth in Section 13.6.

“Transitional Services Agreement” has the meaning set forth in Section 2.6.

“VAT” shall mean value added taxes.

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number, and vice versa.

12.2	Interpretation

In this Agreement, except as otherwise expressly provided or as the context otherwise requires:

(a)	Reference to an Article, a Section, a Subsection or a Schedule is to an article, section, subsection or schedule to this Agreement.

(b)	The word “including” and words of similar import, when following a general statement or term, is not to be construed as limiting the general statement or term to any specific item or matter set forth or to similar items or matters, but rather as permitting the general statement or term to refer also to all other items or matters that could reasonably fall within its broadest possible scope.

(c)	An accounting term not otherwise defined herein has the meaning assigned to it, and, unless otherwise specifically noted, every calculation to be made hereunder is to be made in accordance with IFRS.

(d)	A reference to a statute includes all statutory instruments, rules and regulations made thereunder, all amendments to or restatements of the foregoing in force from time to time, and every statute or regulation that supplements, supersedes or is a successor to such statute, statutory instrument, rule or regulations.

(e)	A reference to a Person includes any successor to that Person

(f)	A word importing the masculine gender includes the feminine and neuter, a word in the singular includes the plural, a word importing a corporate entity includes an individual, and vice versa.

(g)	A reference to “approval”, “authorization” or consent means written approval, authorization and consent.

ARTICLE XIII

MISCELLANEOUS

13.1	Notices

All notices and communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt of: hand delivery; certified or registered mail, return receipt requested; telecopy transmission with confirmation of receipt; or delivery by an international carrier with proof of receipt:

(a)	If to Seller, to

Cegedim SA

127-137, rue d’Aguesseau

92641 Boulogne-Billancourt

France

Attention: CEO

Copy: Legal director

Phone: +33 1 49 09 22 00

Fax: +33 1 49 09 24 62

with a copy (which shall not constitute notice) to:

Ashurst LLP

18, square Edouard VII

75009 Paris

France

Attention: Yann Gozal

Phone: +33 1 53 53 53 75

Fax: +33 1 53 53 53 54

(b)	If to Purchaser, to:

IMS Health Incorporated

83 Wooster Heights Road

Danbury, CT 06810

USA

Attention: General Counsel

Phone: +1 203 448 4608

Fax: +1 203 448 4668

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

Rue de la Loi 57

1040 Brussels

Belgium

Attention: Jacques Reding

Phone: +32 2 287 2000

Fax: +32 2 231 1661

Such names and addresses may be changed by written notice to each Person listed above.

13.2	Governing Law; Dispute Resolution

(a)	This Agreement shall be governed by and construed in accordance with the Laws of France (without regard to the choice of Law provisions thereof).

(b)

If there shall be any dispute, controversy or claim between the Parties arising out of, relating to, or connected with this Agreement (other than any disputes on the Closing Date Accounts and/or the resulting adjustment to the Estimated Purchase Price, which shall be governed exclusively by the provisions of Section 1.6) and/or any Local Transfer Agreement (“Dispute”), the breach, termination or invalidity hereof, or the provisions contained herein or omitted herefrom, the Parties shall use their best efforts to resolve the matter on an amicable basis and in a manner fair and equitable to the Parties. If one Party notifies the other Party or Parties that a Dispute has arisen and the Parties to such Dispute are unable to resolve the Dispute within thirty (30) days from such notice, then the matter shall be referred to the chief executive officers of IMS and Cegedim, who shall act by mutual agreement on all such matters. No recourse to arbitration under this Agreement shall take place unless and until the chief executive officers of IMS and Cegedim have been unable to resolve the Dispute within thirty (30) days after the expiration of the thirty (30) day period referred to above.

(c)	All Disputes arising out of or in connection with this Agreement and the Local Transfer Agreements shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by three arbitrators appointed in accordance with the said Rules. The place of arbitration shall be London, United Kingdom. The language of the arbitration shall be English.

(d)	Each Party shall nominate one arbitrator within twenty (20) Business Days after delivery of the request for arbitration. In the event a Party fails to nominate an arbitrator, upon request of either Party, such arbitrator shall instead be appointed by the ICC within twenty (20) Business Days of receiving such request. The two arbitrators appointed in accordance with the above provisions shall nominate the third arbitrator within thirty days of their appointment. If the first two appointed arbitrators fail to nominate a third arbitrator, then, upon request of either Party, the third arbitrator shall be appointed by the ICC within twenty (20) Business Days of receiving such request. The third arbitrator shall serve as Chairman of the Arbitral Tribunal.

(e)	Except as may be required by applicable Law, stock exchange rules or court order, the parties agree to maintain confidentiality as to all aspects of any arbitration, including its existence and results, except that nothing herein shall prevent any Party from disclosing information regarding such arbitration for purposes of proceedings to enforce this clause or to enforce the award or for purposes of seeking provisional remedies from a court of competent jurisdiction. The Parties further agree to obtain the arbitrators’ agreement to preserve the confidentiality of the arbitration.

(f)	The Parties agree that Sections 13.2(b) to 13.2(f) shall apply as the exclusive means of resolving any and all Disputes under this Agreement and any Local Transfer Agreement.

13.3	Headings

The headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

13.4	Entire Agreement

This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter of such documents and supersede all prior agreements, understandings and negotiations, both written and oral, among the Parties with respect to the subject matter thereof.

13.5	Amendment and Modification

No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective.

13.6	Expenses; Taxes

Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with the preparation, negotiation and performance of this Agreement and the transactions contemplated hereunder shall be paid by the Party incurring such cost or expense. Seller shall be liable for, and shall pay when due, any transfer, documentary, sales, use, registration, stamp, value added or other similar Taxes (the “Transfer Taxes”) resulting from or relating to the reorganization measures referred to in Sections 2.1 and 5.1, to the extent they are outstanding as of the Closing Date and not reflected as Financial Debt or as part of the Net Working Capital in the Closing Date Accounts, and shall file all necessary Tax Returns with respect to all such Transfer Taxes. If required by Law, Purchaser and/or the Companies will join in the execution of any such Tax Return. Any Transfer Taxes resulting from or relating to the transactions contemplated under this Agreement and any Ancillary Agreement other than the reorganization measures referred to in Sections 2.1 and 5.1 and those reflected in the definition of Financial Debt or as part of the Net Working Capital in the Closing Date Accounts shall be paid by Purchaser, and Purchaser shall file all necessary Tax Returns with respect to all such Transfer Taxes. If required by Law, Seller and/or the Companies will join in the execution of any such Tax Return.

13.7	Binding Effect, Benefits

This Agreement shall inure to the benefit of and be binding upon the Parties (and, to the extent provided in Section 11.1, the Purchaser Indemnified Persons) and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties (and, to the extent provided in Section 11.1, the Purchaser Indemnified Persons) and their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

13.8	Severability

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent any provision of this Agreement is determined to be prohibited or unenforceable in any jurisdiction, the Parties agree to use reasonable efforts, and agree to cause their Subsidiaries to use reasonable efforts, to substitute one or more valid, legal and enforceable provision that, insofar as practicable, implement the purposes of the prohibited or unenforceable provision.

13.9	Assignability

No Party may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party hereto, and any such assignment shall be void, except that either Party may sell, transfer or assign, the Agreement in whole or from time to time in part, to one or more of its Affiliates, provided that no such transfer or assignment shall relieve the transferring Party of its obligations hereunder.

13.10	Specific Performance

The Parties agree that immediate and irreparable harm and damage would occur for which monetary damages alone would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that in the event of such breach or non-performance, no Party shall interfere with, delay, obstruct, or prevent the non-breaching Party from taking, or require such Party to take, any steps prior to taking action to seek an interim and interlocutory equitable remedy (including an injunction or order for specific performance) on notice or ex parte to enforce its rights or to preserve the status quo or prevent irreparable harm and each Party covenants and agrees not to contest, object to, or otherwise oppose an application for equitable relief by the other Party in such circumstances, and waives any and all immunities from any equitable relief to which it may be entitled. Any such relief or remedy shall not be exclusive, but shall be in addition to all other available legal or equitable remedies. Each Party agrees that the provisions of this Section 13.10 are fair and reasonable in the commercial circumstances of this Agreement, and that no Party would have entered into this Agreement but for each Party’s agreement with the provisions of this Section 13.10.

13.11	Schedules

Any fact or item disclosed on any Schedule to this Agreement shall be listed or described under a caption that specifically identifies the Section(s) of this Agreement to which the item relates. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the Ordinary Course of Business for purposes of this Agreement.

(the following page is a signature page)

Signed in [•], on [•] in [•] originals.

For Purchaser

By: [•]
Title: [•]

For Seller

By: [•]
Title: [•]